Filed pursuant to Rule 424(b)(3)
Registration No. 333-189812

PROSPECTUS

11,288,094 Shares of Common Stock

ECHO AUTOMOTIVE, INC.

Common Stock

This prospectus relates to the registration and sale of up to 11,288,094 shares of our common stock, par value $0.001 per share, by the selling security holders (the “Selling Security Holders”) of shares of our common stock (1) issuable upon the exercise of outstanding warrants held by Newmarket Traders LTD (the “Warrant Shares”) pursuant to certain securities purchase agreements between the Company and Newmarket Traders LTD, dated February 4, 2013, February 7, 2013, February 25, 2013 and March 7, 2013; (2) issued in connection with an Exchange Agreement between the Company and Advanced Technical Assets Holdings, LLC, dated April 5, 2013 (the “Purchase Shares”); (3) issued to CleanFutures LLC pursuant to an Amended and Restated Licensing Agreement between the Company and CleanFutures LLC, dated April 5, 2013 (the “Financing Shares”); (4) issued upon the conversion of certain outstanding convertible notes (the “Conversion Shares”); (5) issuable upon conversion of $200,000 owed by the Company under a Secured Convertible Promissory Note, dated June 20, 2013 in favor of Emerald Private Equity Fund, LLC (the “Emerald Shares”); (6) issuable upon the exercise of certain outstanding warrants held by Emerald Private Equity Fund, LLC pursuant to a Financing and Security Agreement, dated June 20th, 2013, between the Company and Emerald Private Equity Fund, LLC (the “Emerald Warrant Shares”); and (7) issued to Bright Automotive, Inc. (“Bright”) pursuant to a Bid Asset and Intellectual Property Acquisition Agreement and Assignment, Covenant, Warranty and Assurance of Transfer of Good Title, between Bright and Advanced Technical Asset Holdings, LLC, dated as of January 23, 2013 (the “Bright Shares”). We may receive gross proceeds of up to $1,214,286.90 if all of the warrants mentioned herein are exercised for cash. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration. No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ECAU.” On August 30, 2013, the closing bid price of our common stock was $0.27 per share. The price of our common stock may fluctuate based on the demand for our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” “Echo” or the “Registrant” refer to Echo Automotive, Inc., a Nevada corporation and its wholly owned subsidiaries, Echo Automotive, LLC, an Arizona limited liability company and Advanced Technical Asset Holdings, LLC, an Arizona limited liability company.

Overview

Our Business

We were organized under the laws of the State of Nevada on September 2, 2008 under the name Canterbury Resources, Inc. On August 27, 2012, we effected a stock dividend of four shares of common stock of the Company for each share of common stock issued and outstanding. Effective September 24, 2012, we amended our Articles of Incorporation to change our name from “Canterbury Resources, Inc.” to “Echo Automotive, Inc.”

On October 11, 2012, we closed a voluntary exchange transaction (the “Exchange”) with Echo Automotive, LLC, an Arizona limited liability company (“Echo LLC”), and DBPJ Stock Holding, LLC, an Arizona limited liability company and sole member of Echo (the “Echo LLC Member”) pursuant to an Exchange Agreement dated September 21, 2012 (the “Exchange Agreement”) by and among the Company, Echo LLC, and the Echo LLC Member. As a result of the Exchange, the Echo LLC Member acquired 70% of our issued and outstanding common stock, Echo LLC became our sole wholly-owned subsidiary, and we acquired the business and operations of Echo LLC.

Echo LLC, formerly known as Controlled Carbon, LLC, was incorporated on November 25, 2009. Echo LLC is an Arizona limited liability company in the development stage with several technologies and specific methods that we believe, allow commercial fleet vehicles to reduce their overall fuel expenses. The business plan for Echo LLC is based on providing the marketplace with a business proposition for reducing the use of fossil fuels by augmenting power trains within existing commercial fleet vehicles with energy efficient electrical assist delivered through electric motors powered by Echo LLC’s modular plug-in batteries to achieve tangible operating results including the potential of a quick return on the investment (of the Echo LLC conversion) for such amended vehicles.

Echo LLC’s operations to date have been funded by advances, private “family and friends” capital contributions, and subsequent equity conversions by the majority stockholders. Echo LLC’s working and growth capital is dependent on more significant future funding expected to be provided in part by equity investments from other accredited investors including institutional investors. There can be no assurance that any of these strategies will occur or be achieved on satisfactory terms.

For the three months ended September 30 2013, we had a net loss of $1,477,241 as compared to a net loss of $850,185 for three months ended September 30, 2012. For the year ended December 31, 2012, we had a net loss of $2,362,922 as compared to a net loss of $300,542 for the prior year. Our current burn rate is approximately $250,000 per month and we believe that our current capital will last until the first quarter of 2014. We will need $2,000,000 in additional financing for us to break-even and achieve self-sufficiency on a cash flow basis. Our December 31, 2012 financial statements indicated that there was substantial doubt about the Company continuing as a going concern.

The total dollar value of the 3,046,033 shares of common stock underlying the convertible notes that we are registering for resale is $467,163 on the date of sale of the convertible notes. We have the intention, and a reasonable basis to believe that we will have the financial ability, to make all payments on all of our outstanding debt, including our convertible notes.

In 2011, we shifted from our previous business plan of marketing carbon credits and entered into a new business model of the development of technology that allows commercial vehicle fleets to reduce their overall fuel expense.

Our Strategy

We develop technologies and products that allow the conversion of existing vehicles into fuel efficient hybrids and plug-in hybrids. Key to our strategy is the bolt-on nature of our solutions that introduce little, or in some cases, no additional points of failure, making our offerings very low risk compared to other solutions.

We have developed a modular platform called EchoDriveTM. This platform includes component technologies, such as battery modules, control systems, propulsion modules and vehicle interface systems that can then be deployed in different configurations on a broad range of vehicles. By leveraging the EchoDriveTM platform, solutions can be configured as hybrid, plug-in hybrid or even pseudo electric, where electrons generated by braking are captured as electricity and harnessed in the battery cells for electric motor use.

Recent Developments

Bright Automotive, Inc. Facilities and Key Staff

Bright Automotive, Inc. was established in 2008 as an offspring of the non-profit Rocky Mountain Institute to commercialize and develop the IDEA plug-in hybrid electric fleet vehicle. Bright Automotive ceased operations in March 2012 after failing to obtain a loan through the Advanced Technology Vehicles Manufacturing Loan Program. We successfully hired key members of the Bright Automotive team and acquired certain facilities and intellectual property in a bid to accelerate EchoDriveTM’s commercialization in spring of 2012. In the first quarter of 2013, Bright Automotive, Inc.’s assets, including all of its intellectual properties and patents, were auctioned off and were purchased by Advanced Technical Asset Holdings, LLC (“ATAH”). On April 5, 2013, we acquired ATAH for 6,000,000 shares of our common stock as part of an exchange agreement with ATAH in which we received full ownership of the assets described above (“ATAH Exchange”). Mr. Kevin Easler is the sole member of ATAH. We plan to use the intellectual property and patents to develop additional electrification solutions for the marketplace.

System Patent Filed

In January 2012, a System Patent (Dual Fuel Plug-in Hybrid, Provisional Patent #: 61587987) was filed by CleanFutures. We have a binding licensing with CleanFutures for the use of their technology.

As noted above, in the first quarter of 2013, Bright Automotive, Inc.’s assets, including all of its intellectual properties and patents, were auctioned off and were purchased by ATAH. Pursuant to this acquisition, we now have the right to develop and sell derivative works that are derived from Bright intellectual property regarding battery design. Those intellectual property rights for us include U.S. Patents Applications No. 12/569,987 and No. 61/482,908.

To further protect EchoDriveTM, we have a provisional utility patent filed for electric drive retrofitting to internal combustion automobiles.

United Fleet Financing

On May 16, 2013, we entered into a private placement offering with United Fleet Financing LLC (“UFF”) pursuant to which UFF agreed to provide One Million Five Hundred Thousand Dollars ($1,500,000) (the “PP” Financing”) to us for working capital in exchange for the issuance of 2,727,273 units at a price of $0.55 per unit. The PP Financing will be provided to us in nine (9) monthly installments starting June 15, 2013 and continuing monthly thereafter until the full amount has been provided.

On May 20, 2013, UFF agreed to provide One Million Five Hundred Thousand Dollars ($1,500,000) of mezzanine financing (the “Mezzanine Financing”) for working capital pursuant to a financing and security agreement and secured convertible subordinated promissory note. The Mezzanine Financing will be provided us in nine (9) monthly installments starting June 15, 2013 and continuing monthly thereafter until the full amount has been provided. The Mezzanine Financing has a maturity date of five (5) years from the first installment of the funding and will bear interest at eight percent (8%) annually.

Mr. Kevin Easler is the sole member of UFF. Mr. Easler also entered into an agreement with Echo for $150,000 as a convertible note in July 2012. As discussed above, Mr. Easler is also the sole member of ATAH. Additional information on these two financings can be found on page 45 under the “Liquidity and Capital Resources” section of this Registration Statement on Form S-1.

Emerald Private Equity Fund Financing

On June 20, 2013, we entered into a Financing and Security Agreement (the “FSA”) and a Secured Convertible Promissory Note (the “Emerald Note”) in the amount of $200,000 with Emerald Private Equity Fund, LLC (“Emerald”). Pursuant to the terms of the Emerald Note, Emerald agreed to provide us with $200,000 upon execution. In connection with this financing, Emerald received a warrant to purchase 714,286 shares of our common stock at an exercise price of $0.65 per share, exercisable over a five (5) year term. The Emerald Note has a maturity date of five (5) years and will bear interest at eight percent (8%) annually. The unpaid outstanding balance on the Emerald Note may be converted at the option of either party a rate of two (2) shares of our restricted common stock for each $0.70.

Additional information on this financing can be found on page 45 under the “Liquidity and Capital Resources” section of this Registration Statement on Form S-1.

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. Any of the factors set forth on page 8 under “Risk Factors” could harm our business, financial condition, results of operations, or growth prospects. You should carefully consider all of the information set forth in this prospectus and, in particular, the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. These important risk factors include, but are not limited to, the following:

•	We have incurred losses in prior periods and may incur losses in future periods.
•	If we do not raise significant amounts of capital, we may not be able to fund our operations or remain in business and investors could lose their entire investment.
•	Our limited operating history makes evaluating our business and future prospects difficult.
•	A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.
•	Even if we are successful in the design and implementation of our technology, there is no assurance that we will be successful in selling our products.

Corporate Information

Our principal executive offices are located at 16000 N. 80th Street, Suite E, Scottsdale, AZ 85260. Our telephone number is (855) 324-6288. We maintain a corporate website at http://www.echoautomotive.com/.

Stock Transfer Agent

Our stock transfer agent is Action Stock Transfer Corporation, and is located at 7069 S. Highland Dr., Suite 300, Salt Lake City, Utah 84121. The agent’s telephone number is (801) 274-1088.

The Offering

Issuer
Echo Automotive, Inc.
Securities Offered
11,288,094 shares of common stock
Common Stock Outstanding Before the Offering
80,000,000 shares
Common Stock to be Outstanding After the Offering assuming the issuance of all of the shares issuable upon exercise of the Warrants
91,288,094 shares
Use of Proceeds
We may receive proceeds of up to $1,214,286.90 in the event the warrants mentioned herein are exercised for cash. The proceeds from the offering will be used for working capital and general corporate purposes. See “Use of Proceeds.”
Trading
Our common stock is quoted on the OTC Bulletin Board under the symbol “ECAU.”
Risk Factors
You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 8 of this prospectus in deciding whether or not to invest in our common stock.

Description of Warrant Shares

During February and March 2013, we received $500,000 in exchange of 1,000,000 shares of our common stock and warrants for 1,000,000 of our common stock (the “Warrant Shares”) with an exercise price of $0.75 per share and a term of 18 months, pursuant to certain securities purchase agreements entered into between us and Newmarket Traders LTD (“Newmarket”), dated February 4, 2013, February 7, 2013, February 25, 2013 and March 7, 2013. Pursuant to the terms and conditions of these securities purchase agreements, we are obligated to use our reasonable best efforts to file a registration statement for the resale of the Warrant Shares within forty-five (45) days of the closing date of the securities purchase agreements. However, there are no penalties in these securities purchase agreements for filing a registration statement past the forty-five (45) day periods. We are registering the 1,000,000 Warrant Shares under this Registration Statement on Form S-1.

The shares and warrants were issued in reliance upon Regulation S of the Securities Act to investors who are “accredited investors” as such term is defined in Rule 501(a) under the Securities Act, or in offshore transactions (as defined in Rule 902 under Regulation S of the Securities Act), based upon representations made by Newmarket.

Description of Purchase Shares

On April 5, 2013, we entered into and consummated an Exchange Agreement with Advanced Technical Asset Holdings, LLC (“ATAH”). Pursuant to the terms and conditions of the Exchange Agreement, ATAH exchanged all of its issued and outstanding units and all securities convertible or exchangeable into units of ATAH for 6,000,000 shares of our common stock. As part of the exchange, ATAH transferred to us (i) certain of its assets and intellectual property which were previously acquired by ATAH from Bright Automotive, Inc. pursuant to the Bright Acquisition Agreement; (ii) One Hundred Thousand Dollars ($100,000) in cash; and (iii) a promissory note from the sole member of ATAH made payable us in the amount of Four Hundred Thousand Dollars ($400,000). We are registering the 6,000,000 shares of common stock (the “Purchase Shares”) issued in connection with the Exchange Agreement under this Registration Statement on Form S-1. Mr. Kevin Easler is the sole member of ATAH. We also issued a convertible note in the principal amount of $150,000 to Mr. Easler in July 2012. Additionally, we received financing from United Fleet Financing, LLC in May 2013, of which Mr. Easler is the sole member.

The Purchase Shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D, Rule 506 and comparable exemptions for sales to “accredited” investors under state securities laws, based upon representations made by the holders of the Purchase Shares.

Description of Financing Shares

We entered into a License Agreement with CleanFutures, LLC (“CleanFutures”) dated February 1, 2012 (the “License Agreement”). In accordance with the License Agreement, CleanFutures has agreed to provide us, within the original equipment, service parts and aftermarket passenger automobile, light truck, field, heavy truck industries and any other automotive sector (with the exception of the hummer market), an exclusive license, with the right to grant sublicenses, under CleanFutures’ patents and CleanFutures’ technology, to make, have made, use, sell or import any products using CleanFutures’ dual-fuel, plugin hybrid technology (Provisional Patent #61587987). After execution of the License Agreement, we and CleanFutures determined that the original intent of the License Agreement was not being met or adhered to. Therefore, we and CleanFutures voluntarily entered into negotiations and on April 5, 2013, we agreed to a revised license agreement that is more aligned with the actual goals and intent of our relationship with CleanFutures. The revised agreement provides us with a non-exclusive perpetual right to CleanFutures’ patents and technology (which provides us with additional technology to include in our platform) on a royalty free basis in exchange for a promissory note to issue CleanFutures 1,850,000 shares of our common stock. We are registering the 250,000 shares of our common stock (the “Financing Shares”) associated with this promissory note under this Registration Statement on Form S-1.

The Financing Shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D, Rule 506 and comparable exemptions for sales to “accredited” investors under state securities laws, based upon representations made by CleanFutures.

Description of Conversion Shares

We have issued certain convertible promissory notes which are convertible into shares of our common stock. These convertible promissory notes have been converted to shares of common stock at a rate that is in the process of being negotiated, for a total of 2,474,601 shares of our common stock (the “Conversion Shares”). We are registering the 2,474,601 Conversion Shares for resale under this Registration Statement on Form S-1.

The Conversion Shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D, Rule 506 and comparable exemptions for sales to “accredited” investors under state securities laws, based upon representations made by the holders of the Conversion Shares.

Description of Emerald Shares

On June 20, 2013, we entered into a Financing and Security Agreement (the “FSA”) and a Secured Convertible Promissory Note (the “Emerald Note”) in the amount of $200,000 with Emerald Private Equity Fund, LLC (“Emerald”). Pursuant to the terms of the Emerald Note, Emerald agreed to provide us with $200,000 upon execution. The Emerald Note has a maturity date of five (5) years from the date of the financing with interest accruing at eight percent (8%) annually. The outstanding balance on the Emerald Note may be converted at the option of either party a rate of two (2) shares of our common stock for each $0.70. Pursuant to the terms of the FSA, we are required to file a registration statement for the shares issuable upon conversion of the outstanding balance of the Emerald Note. As such, we are registering the 571,429 shares of our common stock (the “Emerald Shares”) issuable upon conversion of the Emerald Note for resale under this Registration Statement on Form S-1.

The Emerald Note was issued in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D, Rule 506 and comparable exemptions for sales to “accredited” investors under state securities laws, based upon representations made by Emerald.

Description of Emerald Warrant Shares

In connection with the financing provided by Emerald pursuant to the FSA mentioned above, Emerald received warrants to purchase 714,286 shares of our common stock at an exercise price of $0.65 per share, exercisable over a five (5) year term. Pursuant to the terms of the FSA, we are required to file a registration statement to register for resale the shares issuable upon exercise of these warrants (the “Emerald Warrant Shares”). As such, we are registering the 714,286 shares of our common stock (the “Emerald Warrant Shares”) issuable upon exercise of these warrants for resale under this Registration Statement on Form S-1.

The warrants will be issued in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D, Rule 506 and comparable exemptions for sales to “accredited” investors under state securities laws, based upon representations made by Emerald.

Description of Bright Shares

On January 23, 2013, Bright Automotive, Inc. (“Bright”) entered into a Bid Asset and Intellectual Property Acquisition Agreement and Assignment, Covenant, Warranty and Assurance of Transfer of Good Title (the “Bright Acquisition Agreement”) with Advanced Technical Asset Holdings, LLC (“ATAH”) pursuant to which Bright received the right to receive 277,778 shares of our common stock (the “Bright Shares”) within twelve (12) months of the complete execution of the Bright Acquisition Agreement. We are registering the 277,778 Bright Shares for resale under this Registration Statement on Form S-1. Mr. Kevin Easler is the sole member of ATAH. We also issued a convertible note to Mr. Easler in the amount of $150,000 in July 2012. Additionally, we received financing from United Fleet Financing LLC in May 2013, a single member LLC owned by Mr. Easler.

The Bright Shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D, Rule 506 and comparable exemptions for sales to “accredited” investors under state securities laws, based upon representations made by Bright.

SUMMARY OF FINANCIAL INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Statements of Operations

	Year Ended December 31, 2012	Three Months Ended September 30, 2013
Total Revenue	$6,100	$2,500
Net loss	$(2,362,922)	$(1,477,241)
Net loss per common share (basic and diluted)	$(0.06)	$(.02)
Weighted average common shares	40,463,483	81,227,959

Statement of Financial Position

	December 31, 2012	September 30, 2013
Cash	$1,879	$245,605
Other current assets	$59,027	$74,400
Total current assets	$60,906	$320,005
Total assets	$262,903	$4,392,359
Total current liabilities	$687,826	$1,343,418
Stockholders’ equity (deficit)	$(1,006,709)	$2,499,657
Total liabilities and stockholders’ equity (deficit)	$262,903	$4,392,359

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this registration statement on Form S-1 entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this registration statement on Form S-1.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in our public filings before making an investment decision with regard to our securities. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have incurred losses in prior periods and may incur losses in the future.

For the year ended December 31, 2012, we incurred a net loss of $2,362,922 and as of December 31, 2012 had a stockholders’ deficit of $1,006,709. For the quarterly period ended September 30, 2013, we incurred a net loss of $1,477,241 and as of September 30, 2013 had stockholders’ equity of $2,499,657. We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future. We will require additional financing in order to proceed with the manufacture and distribution of our products, including our Echo DriveTM technology. We will also need more funds if the costs of the development and operation of our existing technologies are greater than we have anticipated. We will also require additional financing to sustain our business operations if we are not successful in earning revenues. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

Because we may never earn significant revenues from our operations, our business may fail and investors may lose all of their investment in our Company.

We have a history of limited revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Additionally, our company has a limited operating history. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Prior to obtaining meaningful customers and distribution for our products, we anticipate that we will incur increased operating expenses without realizing any significant revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the sale of our products in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate sufficient revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing. In their report dated April 16, 2013, our independent auditors stated that our financial statements for the fiscal year ended December 31, 2012 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. Of even greater significance is the fact that we have no operating history with respect to augmenting existing power trains with highly efficient electrical energy delivered by electric motors powered by our modular plug-in battery modules.

While the basic technology has been verified, we only recently have begun the commercialization of the complete plug-in hybrid electric vehicle (PHEV) system in preparation for our initial conversion of a vehicle. This limits our ability to accurately forecast the cost of the conversions or to determine a precise date on which the commercial platform for vehicle conversions will be widely released.

We are currently evaluating, qualifying and selecting our suppliers for the hybrid conversion system. However, we may not be able to engage suppliers for the remaining components in a timely manner, at an acceptable price or in the necessary quantities. In addition, we may also need to do extensive testing to ensure that the conversions are in compliance with applicable National Highway Traffic Safety Administration (NHTSA) safety regulations and United States Environmental Protection Agency (EPA) regulations prior to full distribution to our licensees. Our plan to complete the initial commercialization of the hybrid conversion system is dependent upon the timely availability of funds, upon our finalizing the engineering, component procurement, build out and testing in a timely manner. Any significant delays would materially adversely affect our business, prospects, financial condition and operating results. Consequently, it is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. If the markets for hybrid electric conversions and/or electric motors and generators do not develop as we expect or develop more slowly than we expect, our business, prospects, financial condition and operating results will be harmed.

Decreases in the price of oil, gasoline and diesel fuel may influence the conversions to plug-in hybrid electric vehicles, which may slow the growth of our business and negatively impact our financial results.

The market for plug-in hybrid electric vehicle conversions is relatively new, rapidly evolving, characterized by rapidly changing technologies, evolving government regulation, and changing consumer demands and behaviors. Prices for oil, gasoline and diesel fuel can be very volatile. Increases in the price of fuels will likely raise interest in plug-in hybrid conversions. Decreases in the price of fuels will likely reduce interest in conversions and reduced interest could slow the growth of our business.

Our growth depends in part on environmental regulations and programs mandating the use of vehicles that get better gas mileage and generate fewer emissions and any modification or repeal of these regulations may adversely impact our business.

Enabling commercial customers to meet environmental regulations and programs in the United States that promote or mandate the use of vehicles that get better gas mileage and generate fewer emissions is an integral part of our business plan. Industry participants with a vested interest in gasoline and diesel invest significant time and money in efforts to influence environmental regulations in ways that delay or repeal requirements for cleaner vehicle emissions. Furthermore, the economic recession may result in the delay, amendment or waiver of environmental regulations due to the perception that they impose increased costs on the transportation industry or the general public that cannot be absorbed in a shrinking economy. The delay, repeal or modification of federal or state regulations or programs that encourage the use of more efficient and/or cleaner vehicles could slow our growth and adversely affect our business.

Some aspects of our business will depend in part on the availability of federal, state and local rebates and tax credits for hybrid electric vehicles, and as such, a reduction in these incentives would increase the cost of conversions for our customers and could significantly reduce our revenue.

Hybrid conversions for the general public will depend in part on tax credits, rebates and similar federal, state and local government incentives that promote hybrid electric vehicles. We anticipate that fleet owners will be less reliant on incentives. As for other products we create, there should be no reliance at all. Nonetheless, any reduction, elimination or discriminatory application of federal, state and local government incentives and other economic subsidies or tax credits because of policy changes, the reduced need for such subsidies or incentives due to the perceived success of the hybrid conversions, fiscal tightening or other reasons may have a direct or indirect material adverse effect on our business, financial condition, and operating results.

We may experience significant delays in the design and implementation of our technology into the motors of the companies with which we may have research and development agreements with, which could harm our business and prospects.

Any delay in the financing, design, and implementation of our technology into the motor of the companies with which we may have research and development agreements could materially damage our brand, business, prospects, financial condition and operating results. Motor manufacturers often experience delays in the design, manufacture and commercial release of new product lines.

If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, marketing, selling and distributing our conversion system relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design and sales of our system and technologies. There can be no assurances that our costs of producing and delivering our system and technologies will be less than the revenue we generate from sales, licenses and/or royalties or that we will achieve our expected gross margins.

We may be required to incur substantial marketing costs and expenses to promote our systems and technologies, even though our marketing expenses to date have been relatively limited. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed. Many of the factors that impact our operating costs are beyond our control. For example, the costs of our components could increase due to shortages as global demand for these products increases. Indeed, if the popularity of hybrid conversions exceeds current expectations without significant expansion in battery production capacity and advancements in battery technology, shortages could occur which would result in increased costs to us.

We will be dependent on our suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

We are currently and continually evaluating, qualifying and selecting suppliers for our conversion system. We will source globally from a number of suppliers, some of whom may be single source suppliers for these components. While we obtain components from multiple sources whenever possible, it may not always be possible to avoid purchasing from a single source. To date, we have not qualified alternative sources for any of our single sourced components.

While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacements for our single source components, we may be unable to do so in the short term or at all at prices or costs that are favorable to us. In particular, while we believe that we will be able to secure alternate sources of supply for almost all of our single-sourced components in a relatively short time frame, qualifying alternate suppliers or developing our own replacements for certain highly customized components may be time consuming and costly.

The supply chain will expose us to potential sources of delivery failure or component shortages. If we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to delays to our customers, which could hurt our relationships with our customers and also materially adversely affect our business, prospects and operating results.

Changes in our supply chain may result in increased cost and delay. A failure by our suppliers to provide the necessary components could prevent us from fulfilling customer orders in a timely fashion which could result in negative publicity, damage our brand and have a material adverse effect on our business, prospects, financial condition and operating results.

Fluctuation in the price, availability and quality of materials could increase our cost of goods and decrease our profitability.

We purchase materials directly from various suppliers. The prices we charge for our products are dependent in part on the cost of materials used to produce them. The price, availability and quality of our materials may fluctuate substantially, depending on a variety of factors, including demand, supply conditions, transportation costs, government regulation, economic climates and other unpredictable factors. Any material price increases could increase our cost of goods and decrease our profitability unless we are able to pass higher prices on to our customers. We do not have any long-term written agreements with any of these suppliers, and do not anticipate entering into any such agreements in the near future.

The use of plug-in hybrid electric vehicles in vehicle components or electric motors may not become sufficiently accepted for us to expand our business.

To expand our conversion business, we must license new fleet, dealer and service center customers. We cannot guarantee that we will be able to develop these customers or that they will sign our license contracts. Whether we will be able to expand our customer base will depend on a number of factors, including the level of acceptance of plug-in hybrid electric vehicles by fleet owners and the general public. A failure to expand our customer base could have a material adverse effect on our business, prospects, financial condition and operating results.

If there are advances in other alternative vehicle fuels or technologies, or if there are improvements in gasoline or diesel engines, demand for hybrid electric conversions and/or our other products may decline and our business may suffer.

Technological advances in the production, delivery and use of alternative fuels that are, or are perceived to be, cleaner, more cost-effective than our traditional fuel or electric combination have the potential to slow adoption of plug-in hybrid electric vehicles. Hydrogen, compressed natural gas and other alternative fuels in experimental or developmental stages may eventually offer a cleaner, more cost-effective alternative to our gasoline or diesel and electric combination. Equally, any significant improvements in the fuel economy or efficiency of the internal combustion engine may slow conversions to plug-in hybrid vehicles and, consequently, would have a detrimental effect on our business and operations.

While we are not aware of any pending innovations in or introductions of new heat reduction or heat transfer technologies, that does not mean none are in the offing. We have no control of what our competitors are doing nor awareness of their plans until such information is released for general consumption. The introduction of any new technology that offers better or equivalent results at a lower price would have a detrimental effect on our business and operations.

Our strategy of using beta systems testing as a means of performance evaluation may not be an adequate means of evaluating our product performance claims and may result in higher warranty claims.

As part of our strategy, we are marketing and selling beta systems on a select and limited basis to customers to be installed onto their vehicles to validate our product performance claims prior to proceeding to higher volume production. The beta units will be released on a small scale so that we can capture information and do necessary course correction(s) within the products as applicable. Due to the small scale nature of this beta testing approach, we may not be able to adequately validate our performance claims and we may incur higher than expected warranty claims, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Our research and commercialization efforts may not be sufficient to adapt to changes in electric vehicle technology.

As technologies change, we plan to upgrade or adapt our conversion system in order to continue to provide vehicles with the latest technology, in particular battery technology. However, our conversions may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our conversion system. For example, we do not manufacture battery cells and that makes us dependent upon other suppliers of battery cell technology for our battery packs.

Any failure to keep up with advances in electric or internal combustion vehicle technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition.

Our success depends on attracting large commercial customers to purchase our products.

Our success depends on attracting large commercial customers to purchase our products. If our prospective customers do not perceive our products, such as the EchoDriveTM, to be of sufficiently high value and quality, cost competitive and appealing in performance, investors may lose confidence in us, and our business and prospects, operating results and financial condition may suffer as a result. Additionally, these commercial customers may be able to exert pricing pressure on us and we may need to provide volume discounts in order to retain such customers. To date, we have limited experience selling our products and we may not be successful in attracting and retaining large commercial customers. If for any of these reasons we are not able to attract and maintain customers, our business, prospects, operating results and financial condition would be adversely affected.

The cyclical nature of business cycles can adversely affect our business.

Our business is directly related to general economic conditions which can be cyclical. It also depends on other factors, such as corporate and consumer confidence and preferences. A significant increase in global sales of electric or hybrid vehicles could have a direct impact on our earnings and cash flows by lowering the need to convert existing vehicles to plug-in hybrids. Equally, a significant decrease in the global sales of electric motors and generators could have a direct impact on our earnings and cash flows. The realization of either situation would also have an adverse effect on our business, results of operations and financial condition.

A prolonged economic downturn or economic uncertainty could adversely affect our business and cause us to require additional sources of financing, which may not be available.

Our sensitivity to economic cycles and any related fluctuation in the businesses of our fleet customers, electric motor manufacturers or income of the general public may have a material adverse effect on our financial condition, results of operations or cash flows. If global economic conditions deteriorate or economic uncertainty increases, our customers and potential customers may experience lowered incomes or deterioration of their businesses, which may result in the delay or cancellation of plans to convert their vehicles, reduced license sales or reduced royalties from sales by licensees. As a consequence, our cash flow could be adversely impacted.

Any changes in business credit availability or cost of borrowing could adversely affect our business.

Declines in the availability of business credit and increases in corporate borrowing costs could negatively impact the number of conversions performed and the number of electric motors manufactured. Substantial declines in the number of conversions by our customers could have a material adverse effect on our business, results of operations and financial condition. In addition, the disruption in the capital markets that began in 2008 has reduced the availability of debt financing to support the conversion of existing vehicles into plug-in hybrids. If our potential customers are unable to access credit to convert their vehicles, it would impair our ability to grow our business.

We may incur material losses and costs as a result of warranty claims and product liability actions that may be brought against us.

We face an inherent business risk of exposure to product liability in the event that our hybrid conversions or other products fail to perform as expected and, in the case of product liability, failure of our products results in bodily injury and/or property damage. Our customers have expectations of proper performance and reliability of our hybrid conversions and any other products that we may supply. If flaws in the design of our products were to occur, we could experience a rate of failure in our hybrid conversions or other products that could result in significant charges for product re-work or replacement costs. Although we will engage in extensive quality programs and processes, these may not be sufficient to avoid conversion or product failures, which could cause us to:

•	lose revenue;
•	incur increased costs such as costs associated with customer support;
•	experience delays, cancellations or rescheduling of conversions or orders for our products;
•	experience increased product returns or discounts; or
•	damage our reputation;

all of which could negatively affect our financial condition and results of operations. If any of our hybrid conversions or other products are or are alleged to be defective, we may be required to participate in a recall involving such conversions or products. A recall claim brought against us, or a product liability claim brought against us in excess of our available insurance, may have a material adverse effect on our business.

If we are unable to enforce our intellectual property rights or if our intellectual property rights become obsolete, our competitive position could be adversely impacted.

We utilize a variety of intellectual property rights in our products. We view our portfolio of process and design technologies as one of our competitive strengths and we use it as part of our efforts to differentiate our product offerings. We may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented, challenged or infringed upon. In addition, the laws of some foreign countries in which our products may be sold do not protect intellectual property rights to the same extent as the laws of the United States. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our ability to differentiate our product offerings could diminish. In addition, if our intellectual property rights or work processes become obsolete, we may not be able to differentiate our product offerings and some of our competitors may be able to offer more attractive products to our customers. As a result, our business and financial performance could be materially and adversely affected.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

We expect to own or license significant intellectual property, including patents, and intend to be involved in numerous licensing arrangements. Our intellectual property should play an important role in maintaining our competitive position in a number of the markets we intend to serve. We will attempt to protect proprietary and intellectual property rights to our products and conversion system through available patent laws and licensing and distribution arrangements with reputable domestic and international companies. Despite these precautions, patent laws afford only limited practical protection in certain countries.

Litigation may also be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of invalidity. Such litigation could result in substantial costs and the diversion of resources. As we create or adopt new technology, we will also face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights.

We cannot assure that we will not experience any intellectual property claim losses in the future or that we will not incur significant costs to defend such claims nor can we assure that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Any such imposition of a liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification could have a material adverse effect on our business, results of operations and financial condition.

Liability or alleged liability could harm our business by damaging our reputation, requiring us to incur expensive legal costs in defense, exposing us to awards of damages and costs and diverting our attention away from our business operations. Any such liability could severely impact our business operations and/or revenues. If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights. We cannot provide any assurances, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.

We may incur material losses, additional costs or even interruption of business operations as a result of fines or sanctions brought by government regulators.

We will likely be subject to various U.S. federal, state and local, and non-U.S. environmental, transportation and safety laws and regulations, such as requirements for aftermarket fuel conversion certification by the Environmental Protection Agency or separate requirements for aftermarket fuel conversion certification by California and other states. We cannot assure you that we will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or certifications, we could be fined or otherwise sanctioned by regulators.

We may face risks from doing business internationally.

We may license, sell or distribute products outside the U.S., and derive revenues from these sources. Consequently, our revenues and results of operations will be vulnerable to currency fluctuations. We will report our revenues and results of operations in U.S. dollars, but a significant portion of our revenues could be earned outside of the U.S. We cannot accurately predict the impact of future exchange rate fluctuations on revenues and operating margins. Such fluctuations could have a material adverse effect on our business, results of operations and financial condition. Our business will also be subject to other risks inherent in the international marketplace, many of which are beyond our control. These risks include:

•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;
•	changes in local regulatory requirements, including restrictions on conversions;
•	differing cultural tastes and attitudes;
•	differing degrees of protection for intellectual property;
•	financial instability;
•	the instability of foreign economies and governments;
•	war and acts of terrorism.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Our long-term growth depends upon technological innovation and commercialization.

Our ability to deliver our long-term growth strategy depends in part on the commercialization of new technology. A central aspect of our growth strategy is to improve our products and services through innovation, to obtain technologically advanced products through internal research and development and/or acquisitions, to protect proprietary technology from unauthorized use and to expand the markets for new technology by leveraging our infrastructure. Our success will depend on our ability to commercialize the technology that we have acquired and demonstrate the enhanced value our technology brings to our customers’ operations. Our major technological advances include, but are not limited to, those related to the design of technology to reduce overall fuel expenses in commercial fleet vehicles by augmenting existing power trains with highly efficient electrical energy delivered by electric motors powered by our modular plug-in battery modules. We cannot be assured of the successful commercialization of, and above-average growth from, our new products and services, as well as legal protection of our intellectual property rights. Any failure in the commercialization of our technology could adversely affect our business and results of operations.

We are subject to various regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and operating results.

Our current and prospective products are subject to various regulations under international, federal, state, and local laws. We have incurred, and expect to incur in the future, costs in complying with these regulations. Our conclusions as to the applicability or non-applicability of regulations to our business and our products may turn out to be erroneous. Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with changes to these regulations such as:

•	the increase of subsidies for corn and ethanol production could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline;
•	changes to the regulations governing the assembly and transportation of lithium-ion batteries, such as the UN Recommendations of the Safe Transport of Dangerous Goods Model Regulations or regulations adopted by the U.S. Pipeline and Hazardous Materials Safety Administration could increase the cost of lithium-ion batteries;
•	increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles; and changes to regulations governing exporting of our products could increase our costs incurred to deliver products outside the United States or force us to charge a higher price for our vehicles in such jurisdictions.

To the extent the laws change, some or all of our products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results will be adversely affected.

If we are unable to service or repay our debt obligations as they become due, our creditors may take legal action against us or we may be forced to liquidate our assets or materially curtail our operations.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. Our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and the alternative measures outlined above may not be successful and may not permit us to meet our scheduled debt service obligations. If we are unable to fund our debt service obligations through any of the alternative measures outlined above, we may be subject to lawsuits relating to our inability to repay our indebtedness. For example, we recently received notice of a lawsuit filed by Portofino Investments II Limited Partnership (“Portofino”) regarding the alleged failure to repay the loan amount and interest due to Portofino under a convertible promissory note.

We cannot assure you that we will be able to repay or refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

Risks Relating to our Securities and our Status as a Public Company

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience and is generally unfamiliar with the requirements of the United States securities laws and U.S. Generally Accepted Accounting Principles, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The majority of the individuals who now constitute our senior management team have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

Shares of our common stock that have not been registered under the Securities Act of 1933, as amended, regardless of whether such shares are restricted or unrestricted, are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a “shell company.” In addition, any shares of our common stock that are held by affiliates, including any received in a registered offering, will be subject to the resale restrictions of Rule 144(i).

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, we may be deemed a “shell company” pursuant to Rule 144 prior to the Exchange, and as such, sales of our securities pursuant to Rule 144 are not able to be made until a period of at least twelve months has elapsed from the date on which our Current Report on Form 8-K is filed with the Commission reflecting our status as a non-“shell company.” Therefore, any restricted securities we sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered with the Commission and/or until a year after the date of the filing of our Current Report on Form 8-K reflecting our status as a non-“shell company” and we have otherwise complied with the other requirements of Rule 144. As a result, it may be harder for us to fund our operations and pay our employees and consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. Our previous status as a “shell company” could prevent us from raising additional funds, engaging employees and consultants, and using our securities to pay for any acquisitions (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless. Lastly, any shares held by affiliates, including shares received in any registered offering, will be subject to the resale restrictions of Rule 144(i).

We will be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with the Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation, could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. Management believes that our internal controls and procedures are currently not effective to detect the inappropriate application of U.S. GAAP rules. Management realize there are deficiencies in the design or operation of our internal control that adversely affect our internal controls which management considers to be material weaknesses including those described below:

i)	We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.
ii)	We do not have an audit committee. While not being legally obligated to have an audit committee, it is our view that to have an audit committee, comprised of independent board members, is an important entity-level control over our financial statements.
iii)	We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud-related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.
iv)	We lack personnel with formal training to properly analyze and record complex transactions in accordance with U.S. GAAP.
v)	We have not achieved the optimal level of segregation of duties relative to key financial reporting functions.
vi)	Our computer controls are weak due to lack of IT personnel and protocol infrastructure.

Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

If we lose our key management personnel, we may not be able to successfully manage our business or achieve our objectives, and such loss could adversely affect our business, future operations and financial condition.

Our future success depends in large part upon the leadership and performance of our executive management team and key consultants. If we lose the services of one or more of our executive officers or key consultants, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives. We do not have “Key-Man” life insurance policies on our key executives. If we lose the services of any of our key consultants, we may not be able to replace them with similarly qualified personnel, which could harm our business. The loss of our key executives or our inability to attract and retain additional highly skilled employees may adversely affect our business, future operations, and financial condition.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to our company and stockholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than US$5.00 per share or an exercise price of less than US$5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

Our common shares are currently traded under the symbol “ECAU,” but currently with low or no volume, based on quotations on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more viable. Additionally, many brokerage firms may not be willing to effect transactions in the securities. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or nonexistent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, our management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

If we issue additional shares in the future, it will result in the dilution of our existing stockholders.

Our articles of incorporation authorize the issuance of up to 650,000,000 shares of common stock with a par value of $0.001 per share. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or properties and to fund our overhead and general operating requirements. The issuance of any such shares may reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our corporation.

We may not qualify to meet listing standards to list our stock on an exchange.

The SEC approved listing standards for companies using reverse acquisitions to list on an exchange may limit our ability to become listed on an exchange. We would be considered a reverse acquisition company (i.e., an operating company that becomes an Exchange Act reporting company by combining with a shell Exchange Act reporting company) that cannot apply to list on NYSE, NYSE Amex or Nasdaq until our stock has traded for at least one year on the U.S. OTC market, a regulated foreign exchange or another U.S. national securities market following the filing with the SEC or other regulatory authority of all required information about the merger, including audited financial statements. We would be required to maintain a minimum $4 share price ($2 or $3 for Amex) for at least thirty (30) of the sixty (60) trading days before our application and the exchange’s decision to list. We would be required to have timely filed all required reports with the SEC (or other regulatory authority), including at least one annual report with audited financials for a full fiscal year commencing after filing of the above information. Although there is an exception for a firm underwritten IPO with proceeds of at least $40 million, we do not anticipate being in a position to conduct an IPO in the foreseeable future. To the extent that we cannot qualify for a listing on an exchange, our ability to raise capital will be diminished.

USE OF PROCEEDS

The Selling Security Holders may sell all of the common stock offered by this Prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock. We may receive up to $1,214,286.90 upon the cash exercise of the Warrants. Any such proceeds we receive will be used for working capital and general corporate matters.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. The Selling Security Holders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

SELLING SECURITY HOLDERS

The Selling Security Holders Table

The following table sets forth the names of the Selling Security Holders, the number of shares of common stock beneficially owned by each Selling Security Holder as of the date hereof and the number of shares of common stock being offered by each Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares nor are the Selling Security Holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders. The “Amount Beneficially Owned After Offering” column assumes the sale of all shares offered.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Newmarket Traders LTD(1)	2,750,000	1,000,000	1,750,000	1.9%
CleanFutures LLC(2)	250,000	250,000	0	0%
Advanced Technical Asset Holdings, LLC(3)	6,000,000	6,000,000	0	0%
Emerald Private Equity Fund, LLC(4)	1,285,715	1,285,715	0	0%
Note holders	2,474,601	2,474,601	0	0%
Bright Automotive, Inc.(5)	277,778	277,778	0	0%

(1)	Includes 1,750,000 shares of common stock held by Newmarket Traders Ltd., and 1,000,000 shares of common stock underlying warrants held by Newmarket Traders Ltd. Ms. Charlene Huggins is authorized signatory of Newmarket Ltd. and voting authority of these shares. The address of Newmarket Traders Ltd. is Quantum Building #29, Caribbean Commercial Centre, The Valley, British Anguilla.
(2)	Includes 250,000 shares of common stock held by CleanFutures LLC, with an address located at 120 North Main Street, Suite 9, El Dorado, Kansas 67042. Mr. Steve Waite, a member of CleanFutures LLC and has voting and investment authority for these shares.
(3)	Includes 6,000,000 shares of common stock issued pursuant to the Exchange Agreement between the Company and ATAH, dated April 5, 2013. Mr. Kevin Easler is the sole member of ATAH and has voting and investment authority for these shares. The address of ATAH is 19936 N. 101st Place, Scottsdale, AZ 95255.
(4)	Includes 571,429 shares of common stock issuable upon conversion of a Secured Convertible Promissory Note issued to Emerald Private Equity Fund, LLC and 714,286 shares of common stock underlying warrants held by Emerald Private Equity Fund, LLC. Sheldon Gross is the sole member of Emerald Private Equity Fund, LLC and has voting and investment authority for these shares. The address of Emerald Private Equity Fund, LLC is 11259 E. Via Linda, Suite 100-149, Scottsdale, Arizona 85259.
(5)	Includes 277,778 shares of common stock held by Bright Automotive, Inc. with an address located at 333 W. 7th Suite 180, Royal Oak, Michigan 48067. Mr. Reuben Munger has voting and investment authority for these shares. These shares were issued in connection with the ATAH Exchange.

Total Value of Common Stock Underlying Convertible Notes

The total dollar value of the 3,046,033 shares of common stock underlying the convertible notes that we are registering for resale is $467,163 on the date of sale of the convertible notes.

Payments to Selling Shareholders

The table set forth below sets forth the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the transaction that we have made or may be required to make to the Selling Shareholders, including interest payments.

Selling Shareholder	Total Interest Payments	Total Interest Payments Within One Year
Promissory Note issued to Emerald Private Equity Fund, LLC	$80,000	$16,000
Convertible Note issued March 2011	9,838	2,637
Convertible Note issued November 2011	25,710	9,074
Convertible Note issued December 2011	13,019	12,000
Convertible Note issued April 2012	24,000	12,000
Convertible Note issued May 2012	17,191	8,167
Convertible Note issued July 2012(#1)	20,082	10,322
Convertible Note issued July 2012(#2)	21,000	10,500
Convertible Note issued October 2012	3,666	2,268
Convertible Note issued July 2012	6,399	1,588
Convertible Note issued March 2012	6,147	2,647
Convertible Note issued December 2012	4,573	4,573
	$231,625	$91,776

Profit to Selling Shareholders from Convertible Notes

The following table sets forth the total possible profit the Selling Shareholders could realize as a result of the conversion discount for the securities underlying the convertible notes.

Selling Shareholder	Total Common Shares Underlying Notes	Market Price at Sale Date	Conversion Price of Notes	Combined Market Value of Underlying Shares	Combined Conversion Price Paid of Underlying Shares	Total Discount (Premium) to Market Price
Promissory Note issued to Emerald Private Equity Fund, LLC	571,429	$0.40	$0.35	$228,572	$200,000	$28,572
Convertible Note issued March 2011	156,276	$—	$0.37	$—	$57,301	$(57,301)
Convertible Note issued November 2011	318,363	$—	$0.37	$—	$116,733	$(116,733)
Convertible Note issued December 2011	318,728	$—	$0.37	$—	$116,867	$(116,867)
Convertible Note issued April 2012	304,910	$—	$0.37	$—	$111,800	$(111,800)
Convertible Note issued May 2012	188,591	$—	$0.37	$—	$69,150	$(69,150)
Convertible Note issued July 2012(#1)	204,263	$—	$0.37	$—	$74,896	$(74,896)
Convertible Note issued July 2012(#2)	428,739	$—	$0.37	$—	$157,204	$(157,204)
Convertible Note issued October 2012	72,200	$0.50	$0.37	$36,100	$26,473	$9,627
Convertible Note issued July 2012	56,120	$—	$0.37	$—	$20,577	$(20,577)
Convertible Note issued March 2012	141,216	$—	$0.37	$—	$51,779	$(51,779)
Convertible Note issued December 2012	285,198	$0.71	$0.37	$202,491	$104,573	$97,918
Total	3,046,033			$467,163	$1,107,353	$(640,190)

(1)	Based on the accrued amount through March 31, 2013, and assumes that all notes are converted at $0.55 plus a 50% premium.

Possible Profit to Selling Shareholders from Warrants

The following table sets forth the total possible profit to be realized as a result of any conversion discounts for securities underlying any warrants that are held by the Selling Shareholders.

Selling Shareholder	Total Common Shares Underlying Warrants	Market Price at Sale Date	Conversion Price of Notes	Combined Market Value of Underlying Shares	Combined Conversion Price Paid of Underlying Shares	Total Discount (Premium) to Market Price
Warrants Issued to Newmarket Traders LTD February 2013(#1)	200,000	$1.72	$0.75	$344,000	$150,000	$194,000
Warrants Issued to Newmarket Traders LTD February 2013(#2)	400,000	$1.65	$0.75	$660,000	$300,000	$360,000
Warrants Issued to Newmarket Traders LTD February 2013(#3)	200,000	$1.03	$0.75	$206,000	$150,000	$56,000
Warrants Issued to Newmarket Traders LTD March 2013	200,000	$0.84	$0.75	$168,000	$150,000	$18,000
Warrants issued to Emerald Private Equity Fund, LLC	714,286	$0.40	$0.65	$285,714	$464,286	$(178,572)
Total	1,714,286			$1,663,714	$1,214,286	$449,428

Payments In Connection with Convertible Notes and Warrants

The following table sets forth payments made by us in connection with the transactions with the Selling Shareholders, the resulting net proceeds to us, and the total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible notes and any other warrants, options, notes, or other securities of the issuer that are held by the Selling Shareholders.

Selling Shareholder	Total Potential Payments to Investor	Net proceeds to issuer	Total Discount (Premium) to Market Price	Total Payments and Discount (Premium) to Market Price	Discount (Premium) to Net Proceeds
Promissory Note issued to Emerald Private Equity Fund, LLC	$80,000	$120,000	$28,572	108,571	24%
Convertible Note issued March 2011	9,838	40,162	(57,301)	(47,463)	-143%
Convertible Note issued November 2011	25,710	74,290	(116,733)	(91,024)	-157%
Convertible Note issued December 2011	13,019	86,981	(116,867)	(103,847)	-134%
Convertible Note issued April 2012	24,000	76,000	(111,800)	(87,800)	-147%
Convertible Note issued May 2012	17,191	42,809	(69,150)	(51,959)	-162%
Convertible Note issued July 2012(#1)	20,082	44,918	(74,896)	(54,814)	-167%
Convertible Note issued July 2012(#2)	21,000	129,000	(157,204)	(136,204)	-122%
Convertible Note issued October 2012	3,666	21,334	9,627	13,293	45%
Convertible Note issued July 2012	6,399	23,601	(20,577)	(14,178)	-87%
Convertible Note issued March 2012	6,147	43,853	(51,779)	(45,633)	-118%
Convertible Note issued December 2012	4,573	95,427	97,918	102,491	103%
Warrants Issued to Newmarket Traders LTD February 2013(#1)	—	—	194,000	194,000	N/A
Warrants Issued to Newmarket Traders LTD February 2013(#2)	—	—	360,000	360,000	N/A
Warrants Issued to Newmarket Traders LTD February 2013(#3)	—	—	56,000	56,000	N/A
Warrants Issued to Newmarket Traders LTD March 2013	—	—	18,000	18,000	N/A
Warrants issued to Emerald Private Equity Fund, LLC	—	—	(178,572)	(178,572)	N/A
	$231,625	$798,375	$(190,763)	$40,861	-24%

Percentage of possible payments and discounts to the market price to net proceeds to us from the sale of the convertible notes was 24%.

The resulting $190,763 premium over the term of the convertible notes is $108,693 per year.

Prior Transactions with Selling Shareholders

The following table sets forth information relating to prior securities transactions between us and the Selling Shareholders.

Selling Shareholder	Date of the transaction	Number of shares outstanding prior to the transaction	Number of shares outstanding prior to the transaction and held by persons other than the selling shareholders	The number of shares that were issued or issuable in connection with the transaction	The percentage of total issued and outstanding securities that were issued or issuable in the transaction	The market price per share immediately prior to the transaction	The current market price per share
Advanced Technical Asset Holdings, LLC	4/5/2013	75,000,000	22,500,000	305,556	1.3%	$0.52	$0.27
Newmarket Traders LTD February 2013(#1)	2/4/2013	75,000,000	22,500,000	200,000	0.9%	$1.72	$0.27
Newmarket Traders LTD February 2013(#2)	2/7/2013	75,000,000	22,500,000	400,000	1.8%	$1.65	$0.27
Newmarket Traders LTD February 2013(#3)	2/25/2013	75,000,000	22,500,000	200,000	0.9%	$1.03	$0.27
Newmarket Traders LTD March 2013	3/7/2013	75,000,000	22,500,000	200,000	0.9%	$0.84	$0.27

Shares Registered

The following table sets forth information relating to the number of shares being registered in this Registration Statement on Form S-1.

The number of shares outstanding prior to the convertible note transaction that are held by persons other than the Selling Shareholders	The number of shares registered for resale by the Selling Shareholders in prior registration statements	The number of shares registered for resale by the Selling Shareholders that continue to be held by the Selling Shareholders	The number of shares that have been sold in registered resale transactions by the Selling Shareholders	The number of shares registered for resale on behalf of the Selling Shareholders in the current transaction.
N/A – Not a public company at that time	—	—	—	11,288,094

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holders in connection with the sale of the shares of common stock registered hereunder.

Neither the Selling Security Holders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

Furthermore, to the best of our knowledge, none of the Selling Security Holders have an existing short position in our stock.

PLAN OF DISTRIBUTION

This prospectus relates to the registration and sale of up to 11,288,094 shares of our common stock, par value $0.001 per share, by the selling security holders (the “Selling Security Holders”) of shares of our common stock (1) issuable upon the exercise of outstanding warrants held by Newmarket Traders LTD (the “Warrant Shares”) pursuant to certain securities purchase agreements between Newmarket and the Company, dated February 4, 2013, February 7, 2013, February 25, 2013 and March 7, 2013; (2) issued in connection with an Exchange Agreement between the Company and Advanced Technical Assets Holdings, LLC, dated April 5, 2013 (the “Purchase Shares”); (3) issued to CleanFutures, LLC (the “Financing Shares”) pursuant to an Amended and Restated Licensing Agreement between the Company and CleanFutures, LLC, dated April 5, 2013; (4) issued upon conversion of certain outstanding convertible notes payable (the “Conversion Shares”); (5) issuable upon conversion of $200,000 owed by the Company under a Secured Convertible Promissory Notes, dated June 20, 2013 in favor of Emerald Private Equity Fund, LLC (the “Emerald Shares”);

(6) issuable upon the exercise of certain warrants held by Emerald Private Equity Fund, LLC pursuant to a Financing and Security Agreement, dated June 20, 2013 between the Company and Emerald Private Equity Fund, LLC (the “Emerald Warrant Shares”); and (7) issued to Bright Automotive, Inc. (“Bright”) pursuant to a Bid Asset and Intellectual Property Acquisition Agreement and Assignment, Covenant, Warranty and Assurance of Transfer of Good Title, between Bright and Advanced Technical Asset Holdings, LLC, dated as of January 23, 2013 (the “Bright Shares”). We may receive gross proceeds of up to $1,214,286.90 if all of the warrants mentioned herein are exercised for cash. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration. No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

The Selling Security Holders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with a Selling Security Holder to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Security Holders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Security Holders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holders. In addition, the Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Security Holder. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holder under this prospectus.

The Selling Security Holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as a Selling Security Holder under this prospectus.

The Selling Security Holders acquired or will acquire the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Security Holder. We will file a supplement to this prospectus if a Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Security Holders use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holders. The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We have not agreed to enter into any standby or other arrangements to purchase any shares of our common stock not subscribed for through the basic subscription privilege or the oversubscription privilege. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $56,000.00. We will not receive any proceeds from the offering or sale of any of the shares of our common stock in this Offering, other than $1,214,286.00 of potential proceeds upon the exercise of the warrants mentioned herein for cash.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary includes a description of material provisions of our capital stock.

General

Our authorized capital stock consists of 650,000,000 shares of common stock at a par value of $0.001 per share. As of September 9, 2013, 89,573,811 shares were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. They are not entitled to cumulative voting rights or preemptive rights. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution after payment in full of any preferential amounts. The holders of Common Stock have no subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

Warrants

The warrants issued in connection with the financing agreement with Newmarket Traders LTD, pursuant to which 1,000,000 shares of common stock are issuable thereunder, have an exercise price of $0.75 per share with a term of eighteen (18) months. If outstanding shares of our common stock are subdivided into a greater number of shares or a dividend in common stock is paid in respect of our shares of common stock, then the exercise price for these warrants will be reduced in a proportional amount. If outstanding shares of our common stock are combined into a smaller number of shares, then the exercise price for these warrants will be increased in a proportional amount. If any adjustment is made to the exercise price for these warrants, then the number of Warrant Shares purchasable shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this warrant immediately prior to such adjustment, multiplied by the exercise price in effect immediately prior to such adjustment, by (ii) the exercise price in effect immediately after such adjustment.

The warrants issued in connection with the Financing and Security Agreement with Emerald Private Equity Fund, LLC, pursuant to which 714,286 shares of our common stock are issuable thereunder, have an exercise price of $0.65 per shares with a term of five (5) years. If outstanding shares of our common stock are subdivided into a greater number of shares or a dividend in common stock is paid in respect of our shares of common stock, then the exercise price for these warrants will be reduced in a proportional amount. If outstanding shares of our common stock are combined into a smaller number of shares, then the exercise price for these warrants will be increased in a proportional amount. If any adjustment is made to the exercise price for these warrants, then the number of Emerald Warrant Shares purchasable shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this warrant immediately prior to such adjustment, multiplied by the exercise price in effect immediately prior to such adjustment, by (ii) the exercise price in effect immediately after such adjustment.

Convertible Promissory Notes

From March 3, 2011 through January 7, 2013, we issued promissory notes to certain holders in order to obtain financing for working capital. The amounts loaned under these promissory notes varied from $25,000 to $100,000 and the interest rates ranged from 0% to 21%. These convertible promissory notes have been converted to shares of common stock at a rate that is in the process of being negotiated.

Secured Convertible Promissory Note — Emerald

On June 20, 2013, we entered into the Emerald Note in the amount of $200,000 with Emerald. Pursuant to the terms of the Emerald Note, Emerald agreed to provide us with $200,000 upon execution. In connection with this financing, Emerald received a warrant to purchase 714,286 shares of our common stock at an exercise price of $0.65 per share, exercisable over a five (5) year term. The Emerald Note has a maturity date of five (5) years and will bear interest at eight percent (8%) annually. The unpaid outstanding balance on the Emerald Note may be converted at the option of either party a rate of two (2) shares of our restricted common stock for each $0.70.

Registration Rights

In accordance with the securities purchase agreements with Newmarket Traders LTD, dated February 4, 2013, February 7, 2013, February 25, 2013 and March 7, 2013, we are obligated to file a registration statement for the resale of the Warrant Shares within forty five (45) days of the closing dates of such financings, and cause the registration statement to be declared effective on a reasonable best efforts basis.

In accordance with the Financing and Security Agreement, dated June 20, 2013 with Emerald Private Equity Fund, LLC (the “FSA”), we are obligated to register for resale the shares of common stock issuable upon conversion of the Emerald Note and the shares of common stock issuable upon exercise of warrants issued to Emerald in connection with FSA.

Other than the registration rights described above, there are no registration rights with respect to the shares of common stock being registered under this Registration Statement on Form S-1.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The annual financial statements for the year ended December 31, 2012 included in this prospectus and in the registration statement have been audited by Mayer Hoffman McCann P.C., and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Greenberg Traurig, LLP.

INFORMATION WITH RESPECT TO THE REGISTRANT

Corporate History

We were organized under the laws of the State of Nevada on September 2, 2008. On August 27, 2012, we effected a stock dividend of four shares of common stock of the Company for each share of common stock issued and outstanding. Effective September 24, 2012, we amended our Articles of Incorporation to change our name from “Canterbury Resources, Inc.” to “Echo Automotive, Inc.”

On October 11, 2012, we closed a voluntary exchange transaction (the “Exchange”) with Echo Automotive, LLC, an Arizona limited liability company (“Echo LLC”), and DBPJ Stock Holding, LLC, an Arizona limited liability company and sole member of Echo (the “Echo LLC Member”) pursuant to an Exchange Agreement dated September 21, 2012 (the “Exchange Agreement”) by and among the Company, Echo LLC, and the Echo LLC Member. As a result of the Exchange, the Echo LLC Member acquired 70% of our issued and outstanding common stock, Echo LLC became our sole wholly-owned subsidiary, and we acquired the business and operations of Echo LLC.

On April 5, 2013, we entered into and consummated an exchange agreement (the “ATAH Exchange Agreement”) with Advanced Technical Asset Holdings, LLC, an Arizona limited liability company (d/b/a Advanced Technical Holdings) (“ATAH”). Pursuant to the terms and conditions of the ATAH Exchange Agreement, ATAH exchanged all of its issued and outstanding units and all securities convertible or exchangeable into units of ATAH (collectively, the “Units”) for Six Million (6,000,000) shares of our common stock (the “Exchange Shares”). As part of the exchange, ATAH transferred to Echo (i) certain of its assets and intellectual property which were previously acquired by ATAH from Bright Automotive, Inc. pursuant to a bid asset and intellectual property acquisition agreement; (ii) One Hundred Thousand Dollars ($100,000) in cash; and (iii) a promissory note from the sole member of ATAH made payable to Echo in the amount of Four Hundred Thousand Dollars ($400,000). As a result of the exchange transaction, ATAH become our wholly-owned subsidiary.

Nature of Operations

Echo LLC, formerly known as Controlled Carbon, LLC, was incorporated on November 25, 2009. Echo LLC is an Arizona limited liability company in the development stage with several technologies and specific methods that we believe, allow commercial fleet vehicles to reduce their overall fuel expenses. The business plan for Echo LLC is based on providing the marketplace a business proposition for reducing the use of fossil fuels by augmenting power trains within existing commercial fleet vehicles with energy efficient electrical assist delivered through electric motors powered by Echo LLC’s modular plug-in battery modules to achieve tangible operating results including the potential of a quick return on the investment (of the EchoLLCconversion) for such amended vehicles.

Echo LLC operations to date have been funded by advances, private “family and friends” capital contributions, and subsequent equity conversions by the majority stockholders. Echo LLC’s working and growth capital is dependent on more significant future funding expected to be provided in part by equity investments from other accredited investors including institutional investors. There can be no assurance that any of these strategies will occur or be achieved on satisfactory terms.

For the year ended December 31, 2012, we had a net loss of $2,362,922 as compared to a net loss of $300,542 for the year ended December 31, 2011. In 2011, we shifted from our previous business plan of marketing carbon credits and entered into a new business model of the development of technology that allows commercial vehicle fleets to reduce their overall fuel expense.

Strategy

We develop technologies and products that allow the conversion of existing vehicles into fuel efficient hybrids and plug-in hybrids. Key to our strategy is the bolt-on design of our solutions that we anticipate will introduce little, or in some cases, no additional points of failure. Actual results may vary since our product is in development stage. We currently have demonstration vehicles that provide us some proof points of the system to help validate our product performance claims. Those proof points include hundreds of hours of our products being operated without major failure on both an automobile dynamometer (in which a demonstration vehicle is operating on an indoor “roller” to simulate road testing) and on actual roadways. Additionally, the products have been tested and continue to be tested using specialized equipment (such as battery testing chambers and electric vehicle dynamometers) for the electric motor and battery modules. We currently do not use independent third party validation as a means of validating our proof points and instead use actual customer testing of our equipment through ride and drive demonstrations. As part of our strategy, we are marketing and selling beta systems on a select basis to customers to be installed onto their vehicles to validate our product performance claims prior to proceeding to higher volume production. The beta units will be released on a small scale so that we can capture information and do necessary course correction(s) within the products as applicable. We expect to have at least two cycles of beta units over the course of 6 months before we proceed with higher volume production. If need be, we will do a third cycle if the beta units need additional corrections as an assurance to our customer(s).

We have developed a modular platform called EchoDriveTM. This platform includes component technologies, such as battery modules, control systems, propulsion modules and vehicle interface systems that can then be deployed in different configurations on a broad range of vehicles. By leveraging the EchoDriveTM platform, solutions can be configured as hybrid, plug-in hybrid or even pseudo electric, where electrons generated by braking are captured as electricity and harnessed in the battery cells for electric motor use.

The electric and hybrid vehicle industry is subject to many obstacles including failures of manufacturers, absence of well-developed supply chain(s), capacity constraints, and high initial fixed and variable costs. We believe we have mitigated some of these obstacles by being able to source key items such as electric motors and batteries from multiple suppliers. This approach does not limit to us to specific suppliers for the electric motors and battery cells. In fact, we have incorporated a design approach to different battery cell chemistries to give us further flexibility for sourcing our materials. We anticipate having several choices of vendors as a result and create relief of some of that single source or limited source dependency. Since we are pre-production, actual results may vary and we could be subject to some or all of the obstacles that could result in an extremely negative effect for our business performance.

One of our business fundamentals is to keep our overhead expenses low and to maintain simplicity in our system design so that our inflection point of profitability is not dependent on large volume.

We believe that we are competitively priced but do anticipate that we will have to provide volume discounts to large commercial customers. It will be important that we balance our business with smaller orders with smaller companies to ensure pricing balance. Our strategy is specifically that beta units are being sold at a significantly higher price, estimated to be at approximately $30,000 per unit, and that the first thousand production kits will be sold at premium price of $12,500. As we move to higher volume, we will reduce the price of each kit through volume discounts or reduced pricing for pre-orders or sizeable order commitments. Any discounts requested by customers in the early stages of our production ramp up will be mitigated by providing such discounts on future units that are produced in late 2015 or later. This strategy will provide us with the ability to manage potential gross margin degradation that we have sensitivity to in our production ramp up in 2014 and 2015.

We believe by developing these technologies in modular fashion, we can efficiently modify, augment and reposition our offerings to fulfill a broad range of customer needs or quickly adapt to changes in the marketplace. In addition, the characteristics of each vehicle as well the mission of each customer is different, so the EchoDriveTM platform will allow for unparalleled configurability from motor placement to battery capacity. This flexibility, we believe, allows EchoDriveTM’s to be easily bolted on to or retrofit in an existing vehicle and assist it with inexpensive electrical energy to increase its fuel efficiency. This modular solution will likely allow us to deploy our solution on a broad range of vehicles quickly and with reduced research and development expense. By targeting the commercial fleet vehicle market, we plan to benefit from the need to reduce overall operating costs by selling multiple kits to each customer for like type vehicles. We are currently in the process of assembling a financing program as an option to our customers to acquire EchoDriveTM kits.

Our sales and marketing strategy employs both direct as well as indirect sales channels, including distribution partnerships with service companies, fleet financing and other entities that currently serve the fleet market.

The Opportunity

Although there has been much promise and excitement surrounding next generation hybrids, alternative fuel and electric vehicles, to date in the world of commercial fleet vehicle electrification, there has yet to be any significant adoption due to the overwhelming capital expenditure required to realize a sustainable and profitable business. We believe that widespread adoption of these new vehicles will probably take a decade or more as fleet operators are, by their nature, risk adverse and slow in their adoption of unproven vehicles. The current electric fleet vehicle industry is largely fragmented and has been relatively inept in its ability to profitably and reliably deliver vehicles, parts and know-how in any volume. With failures of two of the top leaders in fleet electrification within the first half of 2011 (Bright Automotive and Azure Dynamics), we believe fleet operators will remain skeptical for years to come. Until the cost of producing electric vehicles drops drastically, and the return on investment is reasonably shorter than the vehicle’s expected lifetime, we believe that fleets will not adopt these vehicles in mass.

The Solution

EchoDriveTM system is a solution for converting commercial fleet vehicles into fuel-efficient plug-in hybrids. Today’s internal combustion engines are highly inefficient in that they still only use a small percentage of the energy received from fossil fuels consumed. We believe that fleet operators can reduce their operating expenses with EchoDriveTM. EchoDriveTM can be bolted onto new and existing vehicles to reduce a vehicle’s fuel consumption. The EchoDriveTM components include an electric motor, system controller and modular battery-packs that enable the ‘right-sizing’ of the battery and align to the customer’s needs and budget. With EchoDriveTM installed, these vehicles are then plugged in using any available power source from a standard 110 voltage outlet to any industry standard rapid charger via the integrated ‘J-Plug’, thereby increasing energy efficiency with grid power.

During operation of the vehicle, EchoDriveTM applies the stored energy via the electric motor to assist the power train when the internal combustion engine is most inefficient, reducing the workload of the engine and the use of fossil fuels. Like hybrid vehicles, EchoDriveTM recaptures energy (electrons) for its battery packs when the vehicles utilize their brakes. Additionally, EchoDriveTM’s engineering allows for uninterrupted driving in the unlikely event of most system or component failures, making EchoDriveTM a good alternative for critical fleet operations.

Technology, Products and Distribution

EchoDriveTM is a modular set of components that can be assembled in different configurations to support a broad range of client requirements (see diagram below). This approach will enable us to move our offerings into other product areas including hybrids and OEM fittings. We have developed our system and software to be component sourcing independent therefore allowing for flexible system revisions and changes where necessary. We are also employing a “self-learning” type programming style that will allow for the system to improve itself over time. This programming approach analyzes captured real data and permits additional adjustments for use of the electric motor and battery components in response to actual drive demand to optimize potential incremental efficiency gain.

The status of EchoDriveTM in development is that we have operational demonstration vehicles containing our product. The demonstration vehicles have spent significant time in our research and development facility, in Anderson, Indiana, including laboratory time on our dynamometer, electric motor and battery cycling testing. It has also been road tested as part of ride and drive demonstration for potential customers. We anticipate completion of this phase of our product development and move to pilot vehicle programs over the next 6 months.

Since EchoDriveTM consists of finished components, we have been able to arrive at a relatively complete cost of the bill of materials to determine a projected sales price of approximately $12,000 to $14,000 based on volume levels. We continue to manage our costs by receiving price quotations from qualified suppliers and vendors including price discounts based on volume.

EchoDriveTM has a remaining estimated budget of $5,000,000 to complete the development and marketing efforts to deliver to the market a finished product. The current timetable has us providing products for pilot programs over the next six months to proceed to low level manufacturing capacity by late first quarter of 2014 or the second quarter of 2014. We will need to raise an additional $3,500,000 to ramp up our production in 2014, which includes capital expenditures for automatized welding equipment, conveyer belts, and specialized tooling. We are working with a variety of capital sources including venture capital funds, private equity firms, current high net worth Echo investors, and finance institutions to meet all our capital needs. There can be no assurance that we will be successful in procuring the additional capital we require, or even if we are successful, on terms that are satisfactory to us.

The working capital need for EchoSolutionsTM is limited to marketing expenses. We would be able to provide these services relatively immediately upon receipt of a customer order.

EchoFinanceTM would be provided through a third party program and would require limited working capital from us. We would be able to provide these services relatively immediately upon receipt of a customer order.

Products in Development

We have developed a plug-in hybrid electric vehicle (PHEV) technology, branded as EchoDriveTM. EchoDriveTM is being targeted at commercial vehicle fleets in the United States and internationally. Our EchoDriveTM product is active in our demonstration vehicles and we anticipate providing it as part of pilot programs with certain customer fleets over the next six months.

We have EchoSolutionsTM as a consulting business unit to assist with product and service development for customers or within the supplier chain including auto manufacturers. We are leveraging the institutional knowledge of our engineering team that have extensive working experience in electric vehicle, battery and electric motor industries and who are responsible for the development of EchoDriveTM. To date, we have seen interest from several companies for EchoSolutionsTM services and we have submitted proposals for consideration, however no definitive agreements have been entered.

Additionally, we are in the process of launching our financing solution for customers for renting EchoDriveTM through EchoFinanceTM. We are currently in the initial stages of exploratory work with several interested third parties who would serve as underwriters for EchoFinanceTM financing solutions.

Distribution

We are focused on direct sales via our in-house marketing team to reach large-scale U.S. fleet customers, while national and regional distribution partners will also be leveraged to access medium and small-sized fleets. Internationally, we will partner with leading distribution agents to deploy the EchoDriveTM product through a licensing strategy. No distribution agreements are currently in place.

Strategic Advantages of EchoDriveTM

Short Term Return on Investment

EchoDriveTM’s solution objective is to achieve a more competitive payback with less reliance on extensive government subsidies, such as rebates and tax credits. Specifically, we perform an analysis of the drive cycle of customer fleet vehicle to identify what assumed fuel savings we can provide the customer with EchoDriveTM installed. An example would be providing $3,000 of fuel saving per annum would equate to an approximately 4 year return on investment for a $12,500 EchoDriveTM kit.

Low Risk to Fleet Operations

In the event of a component failure, the vehicle will simply revert to its pre conversion operating capabilities of full gasoline powered engine operation. We reduce the anxiety of unproven new technologies affecting the operations of the vehicle because EchoDriveTM was designed such that the existing gasoline powered engine, that is part of the original vehicle, can operate without interference and disruption in the event that our system has a failure. As we are still developing EchoDriveTM, we have taken precautions by designing the installation of the system such that the existing vehicle powertrain will operate regardless if our system has a failure. The existing vehicle is not dependent on the EchoDriveTM system however the vehicle would benefit from the electric motor assist if the EchoDriveTM system is functioning.

Flexible Electric Energy System

We believe our scalable and modular electrical storage system allows fleets to deploy the right amount of expensive batteries for the need on each vehicle to shorten the return on investment and align to the customer needs and budget. Battery cells are relatively expensive and therefore we do not provide a “one size fits all” approach with our battery approach. We perform a significant review of how many battery packs are required for any given customer which alleviates the incremental cost.

Flexible Solution Set

EchoDriveTM’s flexible strategy and design is designed for broad deployment. Complete retrofit kits and new vehicles require significant design and regulatory approval. EchoDriveTM can be fitted on most vehicles with simply engineered adapter plates and brackets. Our strategy is to fit many types of fleet vehicles through its “simple” design and flexible component approach.

Scalable

By leveraging mostly off-the-shelf components from industry leading automotive suppliers, EchoDriveTM can scale without the same manufacturing risks that plague full retrofit providers and Original Equipment Manufacturers (“OEMs”).

Disadvantages of EchoDriveTM

While we believe that EchoDriveTM substantially reduces energy costs, it does not provide the full benefit of an all-electric vehicle or range-extending hybrid. In the case of an electric vehicle, efficiency ratings are significantly higher. Range-extending hybrid vehicles also offer significant efficiency results compared to EchoDriveTM. Furthermore, EchoDriveTM does not include start/stop capability, which is a feature that shuts the internal combustion engine off at idle conditions thereby further increasing efficiency where drive cycles have more frequent idle opportunities.

Recent Developments

Bright Automotive, Inc. Facilities and Key Staff

Bright Automotive, Inc. was established in 2008 as an offspring of the non-profit Rocky Mountain Institute to commercialize and develop the IDEA plug-in hybrid electric fleet vehicle. Bright Automotive ceased operations in March 2012 after failing to obtain a loan through the Advanced Technology Vehicles Manufacturing Loan Program. We successfully hired key members of the Bright Automotive team and acquired certain facilities and intellectual property in a bid to accelerate EchoDriveTM’s commercialization in spring of 2012. In the first quarter of 2013, Bright Automotive, Inc.’s assets, including all of its intellectual properties and patents, were auctioned off and were purchased by Advanced Technical Asset Holdings, LLC (“ATAH”). Subsequent to our fiscal year ended December 31, 2012, we acquired ATAH for 6,000,000 shares of our common stock as part of an exchange agreement with ATAH in which we received full ownership of the assets described above (“ATAH Exchange”). We plan to use the intellectual property and patents to develop additional electrification solutions for the marketplace.

System Patent Filed

In January 2012, a System Patent (Dual Fuel Plug-in Hybrid, Provisional Patent #:61587987) was filed by CleanFutures. As discussed in detail in the “Intellectual Property” section below, we which we have a binding licensing with CleanFutures for the use of their technology.

We have a Bright perpetual license to develop and sell derivative works that are derived from Bright intellectual property regarding battery design. Those intellectual property rights for us include U.S Patents Applications No. 12/569,987 and No. 61/482,908. As noted above, in the first quarter of 2013, Bright Automotive, Inc.’s assets, including all of its intellectual properties and patents, were auctioned off and were purchased by ATAH. We have full ownership of those licenses and patents as part of the ATAH Exchange.

To further protect EchoDriveTM, we have a provisional utility patent filed for electric drive retrofitting to internal combustion automobiles.

Revenues and Customers

We are in the research and development phase and therefore currently have no contracted customers. Our sales plan intends to generate revenue through the following distribution channels:

•	Pre-Sales Activities such as Fleet Evaluations
•	EchoDriveTM Product Sales
•	Installation and Support Services
•	Echo SolutionsTM Consulting Services
•	Referral and commission revenue from such partners as financing partners.
•	Territory sales for Echo AutomotiveTM distributors.

Our sales strategy for direct sales is marketing to decision makers for companies that have fleet vehicles. That sales strategy also includes setting up appointments to have them test drive one of our demonstration vehicles to showcase our product and have them experience the performance. We have been executing this sales strategy since late 2012 resulting in a pipeline of leads for future marketing. We have not received any customer orders to date.

We also have a sales strategy to sell through contracted distributors both domestically and internationally. This approach would leverage the pipeline of contracted distributors to present our product. We would have some margin degradation with this approach in order to accommodate a fee of the contracted distributors. We have several currently contracted, including Meineke and Dickinson, and are in the process of pursuing and negotiating for additional distributors. Our current arrangement is that these contracted distributors are receiving 100% of the revenue of the installation of EchoDriveTM kits and that the parties will work together cooperatively in the event that the distributor is able to gain traction in selling EchoDriveTM kits to new customers. In such an event, we would consider doing a profit share with the distributor which is currently undefined. Most of the revenues retained by the distributors are related to the installation of EchoDrive kits with the remainder being related to sale of EchoDriveTM kits. We anticipate that less than ten percent (10%) of our revenue will come from distributors.

We will focus our initial sales efforts on the fleet vehicle market with those customers that have at least ten fleet vehicles. The sales target for our first sales efforts will be approximately 10,000 EchoDrive kits.

Additionally, through Echo SolutionsTM, we intend to provide services to automotive companies and component manufacturers and specialty equipment manufacturers and converters. We anticipate the annual revenue contribution from the foregoing to be less than $1,000,000.

Intellectual Property

We entered into a License Agreement with CleanFutures, LLC (“CleanFutures”) dated February 1, 2012 (the “License Agreement”). In accordance with the License Agreement, CleanFutures has agreed to provide us, within the original equipment, service parts and aftermarket passenger automobile, light truck, field, heavy truck industries and any other automotive sector (with the exception of the hummer market), an exclusive license, with the right to grant sublicenses, under CleanFutures’ patents and CleanFutures’ technology, to make, have made, use, sell or import any products using CleanFutures’ dual-fuel, plugin hybrid technology (Provisional Patent #61587987). After execution of the License Agreement, we and CleanFutures determined that the original intent of the License Agreement was not being met or adhered to. Therefore, we and CleanFutures voluntarily negotiated and on April 5, 2013 agreed upon a revised license agreement that is more aligned with the actual metrics of our relationship with CleanFutures. The revised agreement provides us with a non-exclusive perpetual right to the CleanFutures Patents and Technology, which provides us with additional technology to include in our platform, royalty free by providing a promissory note to issue CleanFutures 1,850,000 shares of our restricted common stock.

Further, we have entered into a License Agreement with Bright Automotive, Inc. (“Bright”) dated June 28, 2012 (the “Bright Agreement”). In accordance with the Bright Agreement, Bright has provided to us a royalty-free, perpetual, fully-paid up, worldwide, non-exclusive, non-transferable and non-sub-licensable limited license to use Bright’s Battery Management Software and CAD, and certain other intellectual property of Bright, as detailed in the Bright Agreement, to develop, modify and/or sell, offer for sale, market, distribute, import and export derivative works. In consideration of the granting of the license, we paid to Bright a one time up-front license fee in the amount of $50,000, which we have included within intangible assets in the accompanying balance sheet as of December 31, 2012.

As noted above, in the first quarter of 2013, Bright Automotive, Inc.’s assets, including all of its intellectual properties and patents, were auctioned off and were purchased by ATAH. We have full ownership of those licenses and patents as part of the ATAH Exchange. As a result of the completion of the ATAH Exchange, we have full exclusivity and ownership of the Bright Battery Management Software, et. al. as originally defined in the Bright Agreement without further obligation to Bright.

We are developing additional intellectual property and are taking all necessary steps to protect our ability to do so. However, the validity of patents, even when licensed, approved and issued, can still be challenged by third parties. There is the risk that there are competing patents or technologies existing at the time the patent was issued, prior or afterwards, that were overlooked when the patent was filed and/or issued. Patents can be challenged and lost based on previously existing prior art. There are also multiple rules and regulations one must follow when challenging a patent or making claims when prosecuting a patent. Patent law is complex and expensive. Although we feel secure with our patents and respective licenses, there always remains the possibility that challenges to the licenses or underlying patents may arise and make our patents invalid.

We will continue to evaluate the business benefits in pursuing patents in the future. We have engaged with both our legal team and outside intellectual property process experts to create an internal workflow to capture, protect and file the appropriate documentation to best protect our intellectual property. However, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property or technology or otherwise develop a product with the same functionality as our IP. Policing unauthorized use of intellectual property rights is difficult, and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriation of our technology or intellectual property, particularly in foreign countries where we may do business, where the laws may not protect proprietary rights as fully as do the laws of the United States or where the enforcement of such laws is not common or effective.

We also have a number of trademarks we have filed which include, but are not limited to Echo AutomotiveTM, EchoDriveTM, and EchoFinanceTM. Echo SolutionsTM is a common law trademark of ours. We have also filed a number of patents as part of our component design.

Manufacturing

We intend to rely on third party suppliers for the manufacture of existing components and outsource proprietary product manufacturing to subcontractors. We believe this approach allows for greater agility in responding to changing market demands, while effective communication and transfer of information between our suppliers will ensure products are drop shipped as per our requirements.

We will continuously monitor product demand to evaluate the optimal lot size. The optimal manufacturing lot size determines the cost effectiveness of the production process. The frequency and the volume of the production runs are then evaluated to enable just-in-time delivery from our vendor and supplier partners, while a range of production and control methods will be utilized to implement this across all aspects of the manufacturing process. Our manufacturing process is largely based on us assembling components that have been manufactured and completed by third party suppliers and vendors. A number of those components would have a higher cost to procure them resulting in higher bill of material cost for our product. This would include the lithium-ion batteries and the electric motors.

We believe that the manufacturing process will allow us to synchronize our inventory management system with our supply chain operations to ensure better inventory maintenance, inventory record accuracy and inventory access speed. Since our manufacturing process is actually more of an assembly process, we are able to manage our labor costs by scaling our headcount based on the number of EchoDriveTM kit units we need to fulfill. We have completed time studies for our prototype assemblies to gauge our manufacturing costs.

However, we do not anticipate cost efficiencies until we achieve volumes in excess of 100 units per month or more. The volume will be determined on how successful we are in procuring customer orders to fulfill.

Quality Control & Warranties

Our staff includes employees, contractors and consultants who are six sigma certified and trained and will therefore include best business practices when deemed applicable as part of our quality assurance program intended to result in OEM grade processes and quality control. We will require third party providers to adhere to these practices and/or standards. All components and systems analysis work will encompass Design Failure Mode and Effects Analysis (DFMEA) work, which is in concert with OEM vehicle design and validation practices. Furthermore, each EchoDriveTM kit will be fully tested on in-house simulation equipment for effective operation of each component and system prior to shipment.

Industry

The demand for advance powertrain vehicles is on the rise. With increasing energy costs the market continues to grow. We believe the top 100 U.S. commercial fleets represent a significant opportunity for EchoDriveTM. The industry is very fragmented, however, with small component technology randomly appearing in the market resulting in cohesive end-to-end providers being scarce and the commercialization of these products being at a premium. We believe if material costs such as lithium ion (used in most battery storage systems) decrease, the adoption rate for such technologies will increase. The focus on advanced vehicle technology is growing and we believe a variety of opportunities are emerging as a result.

The lithium ion battery currently used for our battery storage in each EchoDriveTM kit represents a significant portion of the material cost of the entire kit. Therefore, we anticipate our overall price for our product to be lower with lithium ion cost decreasing. Inversely, the EchoDriveTM kit would be materially higher with a cost increase of lithium ion.

We believe based on industry research that the price of lithium ion may trend to a lower price by 2020. We have designed our current pricing to current lithium ion pricing but in the event the price does drop in the future, we believe it will be cost beneficial for our future production.

Markets

The U.S. Market

According to the U.S. Department of Transportation, there are over 100 million light-to-medium duty trucks on the road in the U.S. today. Many of these vehicles are used in commercial or government fleets. Initially, we intend to focus on selling EchoDriveTM into the existing fleet market, which consists of roughly 25 to 30 million vehicles in use today and approximately 2 million new vehicles purchased annually. We are initially focused on the top 100 commercial fleets, which represent significant potential opportunity for EchoDriveTM.

Short ROI Drives International Adoption

We believe that there is opportunity internationally for achieving even greater ROI from use of our products due to the higher fuel prices relative to the United States. We believe international territory licensing will be key to servicing these markets to execute our international strategy.

Competition

Many companies today rely on commercial fleets to conduct business and with ever-increasing energy costs, we believe the future demand for advance vehicle technology solutions has the potential to increase. However, the number of commercial vehicles utilizing electric or hybrid technologies is currently a small percentage of all commercial vehicles. There are new companies bringing technologies to market; however, most are focused on achieving very high efficiency ratings, which creates a very capital-intensive enterprise resulting in an expensive end-product for the customer. In most cases these technologies require the removal of most of the original powertrain, which is replaced with technologies that often have not been time-tested, therefore adding inherent risk to fleet operations. Additionally many competitors rely on government subsidies to support their financial equations, leaving them at the mercy of often varying political mandates.

Our current competitors that provide similar vehicle solutions are XL Hybrids, Alt-e, and Via Motors. Their solutions are slightly different from the Echo product but similar enough that the consumer marketplace will view it as such. Our competitors have the advantage of being larger and having already established market share with their products. Therefore, as a development stage company with no established market share, we are at a competitive disadvantage and it will be a challenge to compete in the marketplace.

Government Regulation

We conduct business within the confines of local, state and federal regulations, both in operations and for our products. Internationally, each unique market has specific requirements which are fully evaluated prior to solicitation.

Our products are subject to product safety regulations by federal, state, and local organizations. Accordingly, we may be required, or may voluntarily determine to obtain approval of our products from one or more of the organizations engaged in regulating product safety. These approvals could require significant time and resources from our technical staff and, if redesign were necessary, could result in a delay in the introduction of our products in various markets and applications.

All products can be subject to Federal Motor Vehicle Safety Standards (FMVSS) requirements and we voluntarily comply with Environmental Protection Agency emission standards where and if applicable. Our engineering team believes that we are not required to complete FMVSS testing because the EchoDrive system does not fall into the category of motor vehicle equipment subject to FMVSS certification according to the NHTSA requirements for Motor Vehicle Aftermarket Equipment. We are completing voluntary due diligence as part of the product development level of the battery pack. Our engineering team also believes that we are not required to recertify emissions of the vehicle with an add-on plug-in hybrid electric vehicle system such as EchoDrive. The projected timetable to complete the development and testing is the end of the first quarter of 2014.

The Department of Transportation, National Highway Traffic Safety Administration (NHTSA) is charged with writing and enforcing safety, theft-resistance, and fuel economy standards for motor vehicles through their Federal Motor Vehicle Safety Standards. These standards require manufacturers to design their electrically powered vehicles so that, in the event of a crash, the electrical energy storage, conversion, and traction systems are either electrically isolated from the vehicle’s chassis or their voltage is below specified levels considered safe from electric shock hazards. Our products are designed to meet or exceed FMVSS requirements.

Our products have been designed to comply with EPA emission standards and we believe they will comply with future requirements if and when they go into effect. Because we expect that environmental standards will become even more stringent over time, we will continue to incur some level of research, development and production costs in this area for the foreseeable future.

Further, federal, state, and local regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of plug-in hybrid electric systems. Although we believe that our operations are in material compliance with current applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, federal, state, and local governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of plug-in hybrid electric systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of plug-in hybrid electric systems will not be imposed.

We are currently spending over $300,000 annually on research and development in response to potential regulatory requirements and safety standards. An incremental pro rata amount of approximately $500 for this is added to each product unit to be sold in the consumer market. Potential additional standards if imposed on our product could add additional development expenses and would result in a cost increase to production cost and production delays. We would try to recuperate a portion of such expenses by adding it to the selling price for each product unit.

The Magnuson-Moss Warranty Act enables purchasers of vehicles to make modifications to a vehicle without affecting the vehicle’s manufacture warranty. In the event of a related failure, the burden of proof is on the manufacture to show the failure was due to the installation of said component(s).

While we do not construct our products around government subsidies and tax incentives, there are many state and federal subsidies which our products would be eligible for. For example, in Colorado, consumers can qualify for up to $6,000 in government rebates for plug-in hybrid electric vehicle (“PHEV”) conversions. There are a number of other states that offer a variety of incentives for such conversions. The federal government also offers up to $7,500 in tax credits for similar PHEV conversions.

Employees

We have 10 full-time employees. All employees are required to execute non-disclosure agreements as part of their employment.

Corporate Information

Our principal executive offices are located at: 16000 North 80th Street, Suite E, Scottsdale, AZ 85260. Our main telephone number is: (855) 324-6288. The Registrant’s website is located at: http://www.echoautomotive.com/.

PROPERTIES

The principal executive offices of the Company are located at: 16000 N. 80th Street, Suite E, Scottsdale, AZ 85260. The monthly rent for this property and related expenses is US$1,000 per month.

In addition, we have entered into two client leases with Flagship Enterprise Center, Inc., regarding two properties located in Anderson, Indiana. The first client lease, dated April 1, 2012, is for our use of certain office and laboratory space with a rent of $3,435 per month and a term of two years. The second client lease, dated June 1, 2012, is for our use of a dynamometer and control lab with a rent of $2,942 for the first six months, $5,849 per month thereafter, and a term of one year and ten months.

LEGAL PROCEEDINGS

On August 16, 2013, the Company received notice of a lawsuit filed in the District Court of Clark County, Nevada filed by Portofino Investments II Limited Partnership (“Portofino”) against the Company regarding a convertible loan in the principal amount of $100,000. The lawsuit alleges that the Company has failed to repay the loan amount and interest that were due to Portofino under the convertible loan and that Portofino is entitled to judgment in the full amount due under such convertible loan, in addition to costs and expenses relating to the cause of action. The Company filed an answer to the complaint and an early case conference is scheduled for November 12, 2013.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is currently listed for trading on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority (“FINRA”) under the symbol “ECAU”. The closing bid price for our stock as of August 30, 2013 was $0.27. On March 26, 2012 our common stock was registered to be listed and traded; however, the first trade of our common stock took place on November 27, 2012.

	High	Low
Fiscal Year Ending December 31, 2013
First Quarter – March 31, 2013	$3.61	$0.48
Second Quarter – June 30, 2013	$0.63	$0.28

	High	Low
Fiscal Year Ending December 31, 2012
March 26, 2012 – March 31, 2012	$—	$—
Second Quarter – June 30, 2012	$—	$—
Third Quarter – September 30, 2012	$—	$—
Fourth Quarter – December 31, 2012	$0.89	$0.71

Trading in our common stock has been sporadic and the quotations set forth above are not necessarily indicative of actual market conditions. All prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not necessarily reflect actual transactions.

Stockholders

As of September 9, 2013, there were 89,573,811 shares of common stock issued and outstanding held by twenty one shareholders of record based upon the shareholders’ listing provided by our transfer agent.

Dividends

We have not paid cash dividends to date and do not anticipate paying any dividends in the foreseeable future. Our Board of Directors intends to follow a policy of retaining earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the period for the fiscal quarters ended September 30, 2013 and 2012, should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this Prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement on Form S-1. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Registration Statement on Form S-1. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Overview

We were organized under the laws of the State of Nevada on September 2, 2008 under the name Canterbury Resources, Inc. On August 27, 2012, we effected a stock dividend of four shares of common stock of the Company for each share of common stock issued and outstanding. Effective September 24, 2012, we amended our Articles of Incorporation to change our name from “Canterbury Resources, Inc.” to “Echo Automotive, Inc.”

On October 11, 2012, we closed a voluntary exchange transaction (the “Exchange” or “Exchange Transaction”) with Echo Automotive, LLC, an Arizona limited liability company (“Echo LLC”) and DBPJ Stock Holding, LLC, an Arizona limited liability company and sole member of Echo (the “Echo LLC Member”) pursuant to an Exchange Agreement dated September 21, 2012 (the “Exchange Agreement”) by and among the Company, Echo LLC, and the Echo LLC Member. As a result of the Exchange, the Echo LLC Member acquired 70% of our issued and outstanding common stock, Echo LLC became our sole wholly-owned subsidiary, and we acquired the business and operations of Echo LLC.

Through Echo LLC, we are now a development stage with several technologies and methods that allow commercial fleet vehicles to significantly reduce their overall fuel expenses. Our business plan is based on providing the marketplace a business proposition for reducing the use of fossil fuels by augmenting power trains within existing commercial fleet vehicles with highly efficient electrical assist delivered through electric motors powered by our modular plug-in battery modules to achieve rapid real-world operating results including a rapid return on the investment for such amended vehicles.

We generated minimal revenue and we do not generate adequate cash flows to support our existing operations. Moreover, the historical and existing capital structure is not adequate to fund our planned growth. Our operations to date have been funded by advances, private “family and friends” capital contributions, equity financings, and subsequent equity conversions by the majority stockholders. Our working and growth capital is dependent on more significant future funding expected to be provided in part by equity investments from other accredited investors including institutional investors. Future cash flows are subject to a number of variables, including the level of production, economic conditions and maintaining cost controls. There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2013 to the Three and Nine Months Ended September 30, 2012

Revenues

We are in the research and development phase and currently have no customers. We had $2,500 and $3,100, respectively of revenue during the three and nine months ended September 30, 2013 and $0 and $6,100 for the three and nine months ended September 30, 2012, respectively. This revenue is attributable to the sales of carbon credits and consulting services.

General and Administrative Expenses

	General and Administrative Expenses
	2013	2012	Change
Three Months Ended September 30,	$1,394,449	$823,622	$570,827
Nine Months Ended September 30,	$3,285,713	$1,476,725	$1,808,988

General and administrative expenses increased for the three months ended September 30, 2013 as compared to the three months ended September 30, 2012 due to increases in payroll expenses of approximately $23,000, increases in rent expense of approximately $71,000, increases in legal expense of approximately $86,000 and increases in other expenses of approximately $524,000, offset by a decrease in consulting expenses of approximately $133,000.

General and administrative expenses increased for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012 due to increases in payroll expenses of approximately $679,000, legal expenses of approximately $258,000, rent expense of approximately $148,000, and other expenses of approximately $847,000, offset by a decrease in consulting expenses of approximately $123,000.

Selling and Marketing Expenses

	Selling and Marketing Expenses
	2013	2012	Change
Three Months Ended September 30,	$17,162	$5,345	$11,817
Nine Months Ended September 30,	$28,775	$7,388	$21,387

Selling and marketing expenses increased in the three and nine months ended September 30, 2013 as compared to the three and nine months ended September 30, 2012 due to significant sales, marketing and public relations efforts including, but not limited to, a major industry tradeshow, news releases providing business updates to the marketplace, marketing collateral for customer meetings, and sales calls which required the shipping of the Echo demonstration vehicle.

Operating Loss

	Operating Loss
	2013	2012	Change
Three Months Ended September 30,	$(1,409,111)	$(828,967)	$(580,144)
Nine Months Ended September 30,	$(3,311,388)	$(1,478,013)	$(1,833,375)

The increase in our operating loss for the three and nine months ended September 30, 2013 as compared to the three and nine months ended September 30, 2012 is due to the increase in general and administrative expenses and selling and marketing expenses, each of which is described above.

Total Other Expense

	Total Other Expense
	2013	2012	Change
Three Months Ended September 30,	$68,130	$21,218	$46,912
Nine Months Ended September 30,	$125,668	$43,696	$81,972

In the three and nine months ended September 30, 2013, the increase in other expense is entirely comprised of interest expense on our various debt, which has increased during the same period.

Net Loss

	Net Loss
	2013	2012	Change
Three Months Ended September 30,	$(1,477,241)	$(850,185)	$(627,056)
Nine Months Ended September 30,	$(3,437,056)	$(1,521,709)	$(1,915,347)

Changes in net loss are attributable to our changes in operating loss and other expense, each of which we have described above.

Comparison of the Fiscal Years ended December 31, 2012 and December 31, 2011

Revenues

	Net Revenues
	2012	2011	Change	Percent
Year Ended December 31,	$6,100	$69,100	$(63,000)	(91)%

We are in the research and development phase and currently have no customers. Revenues for the years ended December 31, 2012 and 2011 are attributable to the sales of carbon credits and consulting services we performed.

General and Administrative Expenses

	General and Administrative Expenses
	2012	2011	Change	Percent
Year Ended December 31,	$2,275,526	$344,902	$1,930,624	560%

Our general and administrative expenses increased for the year ended December 31, 2012 as compared to the year ended December 31, 2011 due to the following: an increase in payroll related expenses related to an increase in our employee count of approximately $1,033,000, consulting expenses related to consulting fees to Mr. Kennedy and Mr. Plotke and to third parties for research and product development of our technology of approximately $396,000, legal expenses related to SEC filings of approximately $212,000, rent expense of approximately $79,000 and other miscellaneous expenses related to increase financing and business activity of approximately $211,000.

Sales and Marketing Expense

	Sales and Marketing Expenses
	2012	2011	Change	Percent
Year Ended December 31,	$8,309	$16,837	$(8,528)	(51)%

Sales and marketing expenses decreased during the year ended December 31, 2012 as compared to the year ended December 31, 2011 due to the reduction in sales/marketing focus of our carbon credit business.

Operating Loss

	Operating (Loss)
	2012	2011	Change	Percent
Year Ended December 31,	$(2,277,735)	$(292,639)	$(1,985,096)	678%

The increase in our operating loss for the year ended December 31, 2012 as compared to the year ended December 31, 2011 is primarily due to the increase in general and administrative expenses and decreases in revenues, each of which is described above.

Total Other (Income) Expense

	Total Other Income (Expense)
	2012	2011	Change	Percent
Year Ended December 31,	$85,187	$7,903	$77,284	978%

In the year ended December 31, 2012, the change in other expense related to interest expense of $68,836 incurred on outstanding debt and expense of $16,351 related to the accretion of the debt discount associated with the issuance of warrants.

Net Loss

	Net (Loss)
	2012	2011	Change	Percent
Year Ended December 31,	$(2,362,922)	$(300,542)	$(2,062,380)	686%

Changes in net loss are attributable to our changes in operating loss and other expense, each of which we have described above.

From Inception (November 25, 2009) to September 30, 2013

We have generated $133,456 of revenue since inception (November 25, 2009). We are in the research and development phase and currently have no customers. Revenue from inception to September 30, 2013 is attributable to the sales of carbon credits and consulting services. We have incurred $6,059,373 of operating expenses from inception through September 30, 2013. These expenses are comprised of $5,948,908 of general and administrative expenses and $110,465 of selling and marketing expenses. The general and administrative expenses consist of payroll, consulting, legal, rent, and miscellaneous expenses. We also incurred $218,758 of interest expense. Our net loss from inception through September 30, 2013 is $6,144,675.

Liquidity and Capital Resources

Net cash used in operating activities was $2,945,707 and $1,244,367 for the nine months ended September 30, 2013 and 2012, respectively. The increase is mainly attributable to increases in net loss of approximately $1,915,347 and settlement of the bank overdraft of approximately $38,000, partially offset by non-cash depreciation, amortization, and accretion of debt discount of approximately $304,894.

As of September 30, 2013, we had cash on hand of $245,605 and negative working capital of $1,023,413. We believe that our cash on hand and working capital will not be sufficient to meet our anticipated cash requirements for the next 12 months. To date, our working capital has been a combination of private investments, private loans, stockholder capital contributions, and advances through promissory notes.

Cash used in investing activities was $216,863 and $190,538 for the nine months ended September 30, 2013 and 2012, respectively. In 2013, this amount consisted of purchases of property and equipment. In 2012, this amount consisted of purchases of property and equipment of $140,538 and purchases of intangibles of $50,000.

Cash provided by financing activities was $3,406,296 and $1,414,000 for the nine months ended September 30, 2013 and 2012, respectively. During the nine months ended September 30, 2013, we received cash from stock subscriptions in the amount of $1,407,296, proceeds from notes payable of $1,030,000, proceeds from a financing agreement of $500,000, proceeds from shares issuable in exchange for assets acquired of $500,000 and made repayments on debt of $31,000. During the nine months ended September 30, 2012, we received cash stock subscriptions in the amount of $903,000, proceeds from notes payable of $523,000 and repayments on debt of $12,000.

We had negative working capital of $1,023,413 as of September 30, 2013 compared to $626,920 as of December 31, 2012. Our cash position increased to $245,605 at September 30, 2013 compared to $1,879 at December 31, 2012, for the reasons described above.

As of September 30, 2013, we have outstanding notes payable totaling $1,740,000, of which $710,000, excluding the debt discount, is classified as short-term. Interest expense incurred on all debt, excluding the expense related to the accretion of the debt discount, was $78,286 and $43,696 for the nine months ended September 30, 2013 and 2012, respectively.

In May 2012, we entered into a financing agreement to raise up to $2,000,000 through the sale of shares of our common stock at $0.50 per share and warrants to purchase one share of our common stock with an exercise price of $0.75 per share and a term of 18 months. As of September 30, 2013 we received the entire $2,000,000 under this private placement and issued the related shares and warrants.

In February and March 2013, we entered into a financing agreement to raise $500,000 through the sale of shares of our common stock at $0.50 per share and warrants to purchase one share of our common stock with an exercise price of $0.75 per share and a term of 18 months. As of September 30, 2013 we received the entire $500,000 under this private placement and issued the related shares and warrants.

On May 16, 2013, we entered into a securities purchase agreement with United Fleet Financing LLC “UFF” of which the sole member is a related party. Pursuant to the agreement, UFF agreed to provide $1,500,000 of funding for working capital in exchange for the issuance of 2,727,273 units at a price of $0.55 per unit. Each unit consists of one share of common stock and a warrant to purchase 1.25 shares of our common stock at an exercise price equal to $0.65 per share, exercisable over five years. As of September 30, 2013 we received $972,789 under this private placement and issued 2,210,884 warrants. As of September 30, 2013 the Company has not issued any shares of its common stock related to this agreement.

On May 20, 2013, we entered into a financing and security agreement and a secured convertible subordinated promissory note with UFF. Pursuant to the terms and conditions of this agreement, UFF has agreed to provide us $1,500,000 of financing for working capital. The financing will be provided to us in nine scheduled installments beginning June 15, 2013 and ending January 1, 2014, starting with a first installment of $166,000. Pursuant to the agreement UFF has the option to convert any amounts paid to the Company pursuant to the financing agreement, into common stock at a conversion price of $0.55 per share and receive up to 2,727,272 warrants, each to purchase 1.25 shares of common stock at a per share exercise price of $0.65 with a term of 18 months. As of September 30, 2013 we received $830,000 under this private placement and issued 1,886,364 warrants. As of September 30, 2013 the Company has not issued any shares of its common stock related to this agreement.

On June 20, 2013, we entered into a financing and security agreement and a secured convertible promissory note (the “Emerald Note”) in the amount of $200,000 with Emerald Private Equity Fund, LLC (“Emerald”). Pursuant to the terms of the Emerald Note, Emerald agreed to provide us with $200,000 upon execution. In connection with this financing, Emerald received a warrant to purchase 714,286 shares of our common stock at an exercise price of $0.65 per share, exercisable over a five (5) year term. The Emerald Note has a maturity date of five (5) years and bears interest at eight percent (8%) annually. The unpaid outstanding balance on the Emerald Note may be converted at the option of either party a rate of two (2) shares of our restricted common stock for each $0.70. As of September 30, 2013 we received $200,000 under this private placement and issued the related warrants. As of September 30, 2013 the Company has not issued any shares of its common stock related to this agreement.

On August 16, 2013, we received notice of a lawsuit filed in the District Court of Clark County, Nevada filed by Portofino Investments II Limited Partnership (“Portofino”) against the Company regarding a convertible loan in the principal amount of $100,000. The lawsuit alleges that the Company has failed to repay the loan amount and interest that were due to Portofino under the convertible loan and that Portofino is entitled to judgment in the full amount due under such convertible loan, in addition to costs and expenses relating to the cause of action.

We are currently seeking both short-term funding to finance current operations as well as significant amounts of long term capital to execute our business plan. We project that in order to execute our business plan and proceed to full production, approximately $3.0 million in short term funding will be required over the next four months and $5.5 million in the first half of 2014. Our base monthly expenses total approximately $250,000. The additional working capital needs are related to hiring additional personnel, purchase of electric motors, battery cells, and costs related to selling and marketing efforts.

Our current cash requirements are significant due to planned development and marketing of our current products, and we anticipate generating losses. In order to execute on our business strategy, we will require additional working capital commensurate with the operational needs of planned marketing, development and production efforts. We anticipate that we will be able to raise sufficient amounts of working capital through debt or equity offerings as may be required to meet short-term obligations. However, changes in operating plans, increased expenses, acquisitions, or other events, may cause us to seek additional equity or debt financing in the future. We expect to incur additional marketing, development and production expenses. Accordingly, we expect to continue to use debt and equity financing to fund operations for the foreseeable future as we look to expand our asset base and fund marketing, development and production of the EchoDriveTM product.

We generated minimal revenue and are in the developmental stage and therefore we do not internally generate adequate cash flows to support our existing operations. Moreover, the historical and existing capital structure is not adequate to fund our planned growth. We intend to finance our operations by issuing additional common stock, warrants and through bridge financing. There can be no assurance that we will be successful in procuring the financing we are seeking. Future cash flows are subject to a number of variables, including the level of production, economic conditions and maintaining cost controls. There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures.

To meet future objectives, we will need to meet revenue targets and sell additional equity and debt securities, which most likely will result in dilution to current stockholders. We may also seek additional loans where the incurrence of indebtedness would result in increased debt service obligations and could require the Company to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand business operations and could harm our overall business prospects. In addition, we cannot be assured of profitability in the future.

Considering we have yet to emerge from the development stage, we do not generate adequate cash flows to support our existing operations, our reliance on capital from investors, the potential need to seek additional loans to meet future objectives, and other factors, we believe there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to begin operations and achieve a level of profitability. The Company intends to finance our operations by issuing additional common stock, warrants and through bridge financing. The failure to achieve the necessary levels of profitability and obtain the additional funding would be detrimental to the Company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Consolidated Financial Statements. We have consistently applied these policies in all material respects. We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, the Company is not required to provide this disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person:

Name	Age	Position	Since
William D. Kennedy	40	Director, Chief Executive Officer	2012
Jason Plotke	40	Director, President	2012
Jim Holden	64	Director	2012
Daniel Clarke	48	Director	2012
Todd Lawson	51	Chief Financial Officer, Secretary	2013
Patrick van den Bossche	51	Chief Operating Officer, Managing Director	2012

Our Board of Directors believes that all members of the Board and all executive officers encompass a range of talent, skill, and experience sufficient to provide sound and prudent guidance with respect to our operations and interests. The information below with respect to our directors and executive officers includes each individual’s experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director and/or executive officer.

Biographies

Set forth below are brief accounts of the business experience during the past five years of each director, executive officer and significant employees of the Company.

William D. Kennedy, Director, Chief Executive Officer

Mr. Kennedy is currently the CEO of Echo Automotive, LLC. Mr. Kennedy has held this position since February 2009. Prior to working with Echo LLC, Mr. Kennedy established RouteCloud in 2008. The first public preview of a solution powered by RouteCloud was demonstrated at www.Protector.com. From 1997 to 2008, Mr. Kennedy held various positions with Vcommerce, including CEO, President and Chief Technology Officer, a company offering end-to-end eCommerce solution for retailers, including Sony.com, Target.com, Overstock, and many others representing billions in transactions annually. Vcommerce was sold to Channel Intelligence in 2009. Mr. Kennedy has over 20 years of experience with entrepreneurial business, and in 2001, Mr. Kennedy formed a business incubator, where he has assisted companies in a wide range of industries with financing and growth objectives. In 1993, he co-founded SalesLogix, a widely used sales-force automation software. Mr. Kennedy founded Vcommerce in 1997, creating the outsourced commerce market space. Mr. Kennedy’s vision and execution led its platform development, market positioning and strategy. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Echo Automotive, LLC. Mr. Kennedy studied Mathematics, Computer Graphics & Music Theory at Syracuse University from 1989 to 1991. We believe that Mr. Kennedy’s entrepreneurial business experience will be a valuable resource as we seek to expand its business.

Jason Plotke, Director, President and Chairman

Mr. Plotke is currently the President and Chairman of Echo Automotive, LLC. Mr. Plotke has held these positions since February 2009. Mr. Plotke is also the President of KPE, a niche performance and styling specialist for specific automotive vehicles, which he founded in April 2006. Mr. Plotke served as CEO and Cofounder of Innovative Automotive Group (IAG), an automotive accessory designer/distributor/e-tailer, from August 2006 to November 2008. As President and Cofounder of SMA, an accessory manufacturer and tier 1 supplier to General Motors, Mr. Plotke served from March 2002 – March 2006 where he assisted in raising capital and rapidly expanding the business, and was instrumental in securing the tier 1 supplier position with General Motors. Prior to SMA, in 1998, Mr. Plotke founded and operated MAC Motorsports, an accessory manufacturer/distributor for niche product segments. MAC Motorsports was acquired in 2002. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Echo Automotive, LLC. Of special note, Mr. Plotke is the recipient of four General Motors Design Awards. Mr. Plotke studied at Arizona State University from 1993 – 1996 earning 90 credits toward a Mechanical Engineering degree. The Board believes that Mr. Plotke’s experience in the automotive industry will provide valuable insight to our business and operations.

Jim Holden, Director

Mr. Holden is currently the Chairman of Holden International, a global sales consulting and training firm. Mr. Holden founded Holden International in 1979, and throughout its almost 30-year history, Holden has grown to be a leader in the sales process improvement field. In 1990, he established Holden as one of the first companies to model sales effectiveness, an achievement that garnered the Ernst & Young Regional Entrepreneur of the Year award for the service industry. Mr. Holden began his sales career in 1974 with Teradyne, a Boston-based high-technology company. Prior to founding Holden, he was Vice President of Sales for Aegis, a third-party distribution company selling computer-based test systems into the manufacturing environment. Mr. Holden was a founder/director of the First National Bank of Roselle and has served as a director of two other area banks and several early development-stage companies. None of the aforementioned companies or banks are a parent, subsidiary or affiliate of the Company. He is active in the community, having founded the Partnership to End Homelessness in Chicago, and is a supporter of many other charities, including cancer research. Mr. Holden earned a B.S.E.E. with high honors from Northeastern University in Boston in 1972 and is a member of the National Engineering Honor Society, Tau Beta Pi, and the National Interdisciplinary Honor Society, Phi Kappa Phi. Mr. Holden’s broad business and consulting experience is expected to provide our Board with helpful insight as to its growth potential and objectives.

Daniel Clarke, Director

Mr. Clarke is currently the CEO of Living Naturally, a leading online marketing and procurement company in the natural products, specialty grocery and independent pharmacy sectors. He has held this position since March 2012. Mr. Clarke is also currently a member of the Board of Directors of NewsComm, Inc., a customizable SmartTV interactive application that allows local newspapers and magazines to showcase their existing content right to the living rooms of cable and satellite TV subscribers, where he has served since May 2011. Mr. Clarke is also currently the Executive Chairman of Inilex where he has served since August 2007. Inilex is a leading provider of intelligent telemetry solutions. For over 20 years, Dan Clarke has been a strong force in the high-tech industry, building multi-million dollar companies and raising over $250 million from top-tier venture capital firms. Mr. Clarke was an EIR at AZ Digital Farm and Chief Marketing Officer of CopiaMobile. He also served as CEO of portfolio companies NewsComm, Falan Funding and Online Professor. Mr. Clarke was CEO of WinBuyer, a leading online advertising company serving large ecommerce retailers, from August 2007 to May 2010. Prior to WinBuyer, Mr. Clarke was CEO of Vcommerce (which was acquired by Channel Intelligence) from August 2003 to December 2007 where he increased sales momentum, visibility, and overall performance growing the company to over $1.5 billion in retail value per year. Prior to joining Vcommerce, Mr. Clarke served as President, CEO and director of Primarion (acquired by Infineon), a semiconductor company, which he founded in 1999. Mr. Clarke spent 7 years at Intel, where he held several key positions including business unit general manager and marketing director of the Video Components, Mobil Computing and Graphics divisions. Mr. Clarke also served as the vice-president of sales and marketing at Three-Five Systems Inc., a NYSE public liquid crystal display company. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company. Mr. Clarke studied at the University of Central Florida earning credits toward a degree in electrical engineering. Mr. Clarke’s extensive business building experience will aid the Board in defining and supporting our growth initiatives.

Todd Lawson, Chief Financial Officer, Secretary

Mr. Lawson has over 25 years of progressive finance experience. Since October 2010, Mr. Lawson has been the Chief Financial Officer of Sntech, Inc., a cleanteach electric motor manufacturing/distribution company. From December 2005 through February 2011, Mr. Lawson was the Vice President of Finance and Corporate Secretary for 41st Parameter, an online risk management software company. From July 2004 through December 2005, Mr. Lawson was the Vice President of Finance & Administration for VCommerce Corporation, an e-commerce software company. From October 1999 through September 2004, Mr. Lawson was the Senior Director of Finance, Corporate Secretary and Treasurer for Primarion, Inc. a start-up analog semiconductor company. Mr. Lawson was also a Senior Manager of the Audit Practice at Ernst & Young, LLP for 12 years. None of the aforementioned entities are an affiliate of the Company. Mr. Lawson is a certified public accountant and received his Bachelor of Science in Acccounting from Arizona State University.

Patrick van den Bossche, Chief Operating Officer, Managing Director

Mr. van den Bossche is the former Chief Operating Officer (2005 to 2012), Managing Director, and a board member of Barrett-Jackson, a company providing products and services to classic and collector car owners, astute collectors and automotive enthusiasts around the world. His responsibilities included day-to-day company operations, company finances and strategic business development. He has more than 20 years of experience as a senior executive by managing fast growth, start-up and next-growth companies. Previously, Mr. van den Bossche served as CEO & President of SPI/Modtech Holdings from 1986 to 2003, where he led the company from sales of less than $2 million annual revenues to nearly $300 million with managed net profits. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company. He has significant experience with acquisitions, mergers, corporate capitalization and public offerings. He is an occasional lecturer who has spoken at Penn State University and at various stock growth conferences. He is a long time member of the Young Presidents’ Organization (YPO), World Presidents’ Organization (WPO), CEO, Association of Corporate Growth (ACG) and the Arizona Dutch Business Club. Mr. van den Bossche obtained a degree from California State Polytechnic University, Pomona in 2005. The Board believes that Mr. van den Bossche’s extensive operational, finance, and business building experience strengthens our ability to execute its business model.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws and the provisions of the Nevada Revised Statutes. Our directors hold office after the expiration of his or her term until his or her successor is elected and qualified or until he or she resigns or is removed in accordance with our bylaws and the provisions of the Nevada Revised Statutes.

Our officers are appointed by the Company’s Board and hold office until removed by the Board.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of ours has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Committees of the Board

Our Board of Directors held no formal meetings during the fiscal year ended December 31, 2012. All proceedings of the Board of Directors were conducted by resolutions consented to in writing by the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada Revised Statutes and the bylaws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held. We do not presently have a policy regarding director attendance at meetings.

We do not currently have standing audit, nominating or compensation committees, or committees performing similar functions. Due to the size of our board, our Board of Directors believes that it is not necessary to have standing audit, nominating or compensation committees at this time because the functions of such committees are adequately performed by our Board of Directors. We do not have an audit, nominating or compensation committee charter as we do not currently have such committees. We do not have a policy for electing members to the board. Neither our current nor proposed directors are independent directors as defined in the NASD listing standards.

Audit Committee

Our Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead, the entire Board of Directors acts as the audit committee within the meaning of Section 3(a)(58)(B) of the Exchange Act and will continue to do so upon the appointment of the proposed directors until such time as a separate audit committee has been established.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and stockholders holding more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our common stock. Executive officers, directors, and persons who own more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3, 4, and 5 delivered to us as filed with the SEC during our most recent fiscal year, none of our executive officers and directors, and persons who own more than 10% of our Common Stock failed to timely file the reports required pursuant to Section 16(a) of the Exchange Act, except that Mr. B. Gordon Brooke failed to timely file a Form 4, Mr. Bruce Wetherall, a former officer and director of the Company, failed to file a Form 4, and Mr. Jim Holden filed a late Form 3.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, diversity, and personal integrity and judgment.

In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to us.

In carrying out its responsibilities, the Board will consider candidates suggested by stockholders. If a stockholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the proposed directors must be sent to the Board of Directors, c/o Echo Automotive, Inc. 16000 North 80th Street, Suite E, Scottsdale, AZ 85260.

Board Leadership Structure and Role on Risk Oversight

William Kennedy currently serves as our principal executive officer and a director. We determined this leadership structure was appropriate for us due to our small size and limited operations and resources. The Board of Directors will continue to evaluate our leadership structure and modify as appropriate based on our size, resources and operations.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

EXECUTIVE COMPENSATION

General Philosophy

Our Board of Directors is responsible for establishing and administering our executive and director compensation.

Board Compensation

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2012 and 2011 by the Company’s executive officers and each of the other two highest paid executives or directors, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Awards Stock	Option Awards	Nonqualified Deferred Compensation Earnings	Non-Equity Incentive Plan Compensation	All Other Compensation(1)	Total
Jason Plotke – President	2012	$—	—	—	—	—	—	165,777	$165,777
	2011	$46,000	—	—	—	—	—	60,350	$106,350
William D. Kennedy – Chief Executive Officer	2012	$56,250	—	—	—	—	—	252,014	$308,264
	2011	$49,000	—	—	—	—	—	127,915	$176,915
Rodney H. McKinley – Chief Financial Officer	2012	$—	—	—	—	—	—	—	$—
Patrick van den Bossche – Chief Operating Officer	2012	$55,000	—	—	—	—	—	45,000	$100,000
John Waters – Chief Technology Officer	2012	$137,142	—	—	—	—	—	—	$137,142
Dave Crecelius – Vice President of Engineering	2012	$159,707	—	—	—	—	—	—	$159,707
Sean Stanley – Vice President of Systems Integration	2012	$114,531	—	—	—	—	—	—	$114,531

(1)	All Other Compensation consists entirely of consulting fees paid to the noted individuals.

None of our executive officers or directors received, nor are there any arrangements to pay out stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation. Certain of our executive officers and directors have arrangements to receive performance bonuses. Such bonuses have not been established and will be subject to final Board approval. They will be based on specific performance metrics which have not been established.

Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the Company. Please see the section entitled “Employment Agreements” below for a discussion of management compensation in the event of a termination of employment or change in control of the Company.

Employment Agreements

We have entered into binding employment agreements with certain key employees to protect our Company regarding matters such as confidentiality and disruption to existing operations. The following are summaries of our employment agreements.

William Daniel Kennedy

We have entered into an Executive Employment Agreement with William Daniel Kennedy, effective April 21, 2012 (the “Kennedy Agreement”), in connection with his service as Chief Executive Officer. In accordance with the Kennedy Agreement, Mr. Kennedy shall be entitled to a base salary of $220,000 per year payable in accordance with our customary payroll practice. The Kennedy Agreement shall continue in full force and effect until terminated by the parties as a result of (i) negotiation and replacement of the Kennedy Agreement by a new employment agreement; (ii) termination by us with or without cause (as defined in the Kennedy Agreement); (iii) or termination by Mr. Kennedy with or without good reason (as defined in the Kennedy Agreement).

In the event the Kennedy Agreement is terminated for cause, or without good reason and notice by Mr. Kennedy, we shall pay Mr. Kennedy the compensation to which he is entitled through the end of Mr. Kennedy’s employment, and any further payment obligations on our part shall cease. In the event the Kennedy Agreement is terminated without cause upon at least 30 days written notice, or by Mr. Kennedy upon good reason, Mr. Kennedy shall be entitled to certain severance benefits including (a) continuance of monthly base salary for a period commencing on the date of termination and continuing for twelve (12) months from such termination; and (b) continuance of any benefits, such as retirement plans, life insurance plans, health and dental plans, if applicable, for a period commencing on the date of termination and continuing for thirty (30) days from such termination.

Jason Plotke

We have entered into an Executive Employment Agreement with Jason Plotke, effective April 21, 2012 (the “Plotke Agreement”), in connection with his service as President. In accordance with the Plotke Agreement, Mr. Plotke shall be entitled to a base salary of $200,000 per year payable in accordance with our customary payroll practice. The Plotke Agreement shall continue in full force and effect until terminated by the parties as a result of (i) negotiation and replacement of the Plotke Agreement by a new employment agreement; (ii) termination by us with or without cause (as defined in the Plotke Agreement); (iii) or termination by Mr. Plotke with or without good reason (as defined in the Plotke Agreement).

In the event the Plotke Agreement is terminated for cause, or without good reason and notice by Mr. Plotke, we shall pay Mr. Plotke the compensation to which he is entitled through the end of Mr. Plotke’s employment, and any further payment obligations on our part shall cease. In the event the Plotke Agreement is terminated without cause upon at least 30 days written notice, or by Mr. Plotke upon good reason, Mr. Plotke shall be entitled to certain severance benefits including (a) continuance of monthly base salary for a period commencing on the date of termination and continuing for twelve (12) months from such termination; and (b) continuance of any benefits, such as retirement plans, life insurance plans, health and dental plans, if applicable, for a period commencing on the date of termination and continuing for thirty (30) days from such termination.

Patrick van den Bossche

We have a binding executed Offer Letter with Patrick van den Bossche, effective July 1, 2012 (the “VDB Agreement”), in connection with his service as Chief Operating Officer and Managing Director. In accordance with the VDB Agreement, Mr. van den Bossche shall be entitled to a base salary of $120,000 per year payable in accordance with our customary payroll practice and will receive bonuses equaling at least his base salary. The VDB Agreement shall continue in full force and effect until terminated by the parties as a result of negotiation and replacement of the VDB Agreement by a new employment agreement.

In the event the VDB Agreement is terminated for cause, or without good reason and notice by Mr. van den Bossche, we shall pay Mr. van den Bossche the compensation to which he is entitled through the end of Mr. van den Bossche’s employment, and any further payment obligations on our part shall cease. In the event the VDB Agreement is terminated without cause upon at least 30 days written notice, or by Mr. van den

Bossche upon good reason, Mr. van den Bossche shall be entitled to certain severance benefits including (a) continuance of monthly base salary for a period commencing on the date of termination and continuing for twelve (12) months from such termination; and (b) continuance of any benefits, such as retirement plans, life insurance plans, health and dental plans, if applicable, for a period commencing on the date of termination and continuing for thirty (30) days from such termination.

Additional Binding Agreements

We have a binding employment offer letter to each of our current employees, which includes Sean Stanley, Paul Bishop, Amy Dobrikova, Dave Crecelius, Jeff Ronning, and John Waters. The offer letters detail base and variable compensation and any stock options. We are obligated to the terms of these offer letters because they are binding agreements made by us.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

The following table sets forth compensation paid to our non-executive directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jim Holden	$—	—	—	—	—	—	$—
Daniel Clarke	$—	—	—	—	—	—	$—

Stock Option Plans — Outstanding Equity Awards at Fiscal Year End

None.

Pension Table

None.

Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement, or any other termination of employment with our company, or from a change in the control of our Company.

Compensation Committee

We do not have a separate Compensation Committee. Instead, our Board of Directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for other officers, administers the Company’s stock option plans and other benefit plans, if any, and considers other matters.

Risk Management Considerations

We believe that our compensation policies and practices for our employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 24, 2013, with respect to the beneficial ownership of our common stock for (i) each director and officer, (ii) all of our directors and officers as a group, and (iii) each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our common stock. As of June 24, 2013, there were 80,000,000 shares of common stock outstanding.

To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned		Percentage Beneficially Owned
Directors and Executive Officers
William D. Kennedy, Director, Chief Executive Officer 16000 N. 80th Street, Suite E, Scottsdale, AZ 85260	52,500,000	(2)	65.62%
Jason Plotke, Director, President 16000 N. 80th Street, Suite E, Scottsdale, AZ 85260	52,500,000	(3)	65.62%
Advanced Technical Asset Holdings, LLC 19936 N. 101st Street, Scottsdale, AZ 85255	6,000,000		7.5%
Jim Holden, Director 16000 N. 80th Street, Suite E, Scottsdale, AZ 85260	200,000	(4)	0.25%
Daniel Clarke, Director 16000 N. 80th Street, Suite E, Scottsdale, AZ 85260	22,000	(5)	0.03%
Rodney H. McKinley, Chief Financial Officer, Secretary 16000 N. 80th Street, Suite E, Scottsdale, AZ 85260	—		—
Patrick van den Bossche, Chief Operating Officer 16000 N. 80th Street, Suite E, Scottsdale, AZ 85260	—		—
All Officers and Directors as a Group	52,722,000		65.90%
5% Shareholders
DBPJ Stock Holding, LLC 16000 N. 80th Street, Suite E, Scottsdale, AZ 85260	52,500,000		65.62%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
(2)	52,500,000 shares of our common stock are directly owned by DBPJ Stock Holding, LLC, an Arizona limited liability company. Mr. Kennedy is the Chief Financial Officer, Secretary and a member of the Board of Directors of DBPJ Stock Holding, LLC. In addition, The Dan Kennedy Family Trust U/A 12/20/95, of which Mr. Kennedy is a beneficiary, is a member of DBPJ Stock Holding, LLC. By virtue of such positions, Mr. Kennedy may be deemed to be the indirect beneficial owner of such shares.
(3)	52,500,000 shares of Company common stock are directly owned by DBPJ Stock Holding, LLC, an Arizona limited liability company. Mr. Plotke is the Chief Executive Officer, Chairman and a member of the Board of Directors of DBPJ Stock Holding, LLC. In addition, The Jason Plotke Family Revocable Trust, of which Mr. Plotke is the trustee and a beneficiary, is a member of DBPJ Stock Holding, LLC. By virtue of such positions, Mr. Plotke may be deemed to be the indirect beneficial owner of such shares.
(4)	Includes 200,000 shares that would be awarded upon conversion of an outstanding convertible note payable held by Mr. Holden.
(5)	Includes 22,000 currently exercisable warrants held by Mr. Clarke.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Certain Relationships and Transactions

There are no family relationships between any of our former directors or executive officers and new directors or new executive officers. None of the new directors and executive officers were directors or executive officers of ours prior to the closing of the Exchange Transaction, nor did any hold any position with us prior to the closing of the Exchange Transaction, nor have been involved in any material proceeding adverse to us or any transactions with us or any of our directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Review, Approval or Ratification of Transactions with Related Persons

Although we have adopted a Code of Ethics, we rely on our board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our board approves or ratifies a transaction if it determines that the transaction is consistent with our best interests.

Related Party Transactions

In accordance with the Exchange Transaction, the Echo LLC Member received 52,500,000 shares of our common stock, representing 70% of our issued and outstanding common stock at that time. Jason Plotke is the Chief Executive Officer and Chairman of the Echo LLC Member and William D. Kennedy is the Chief Financial Officer and Secretary of the Echo LLC Member. Jason Plotke and William D. Kennedy, each of which is an officer and director of ours, is deemed an indirect beneficial owner of shares of our common stock through their beneficial ownership of membership interests in the Echo LLC Member as well as their positions as officers of the Echo LLC Member.

In conjunction with the Exchange Agreement, no interest, demand advances were made by the former CEO of Canterbury totaling $91,761 and other legal, accounting, and transaction services of $97,693 related to the Exchange Agreement that were paid on our behalf by Hartford Equity, Inc. a company associated with the $2,000,000 financing agreement. During December 2012, the demand advances were forgiven by the former CEO of Canterbury. We wrote off the advances and treated the extinguishment of the obligations as an equity contribution with an increase to additional paid in capital. The transaction services of $97,693 related to expenses paid for by Hartford Equity, Inc. is included within stock subscription in the accompanying balance sheet as of December 31, 2012.

In addition, as noted above under “Employment Agreements,” we have employment contracts with certain employees.

Further, during 2012 we received and repaid $12,000 related to a note payable agreement and as of December 31, 2012 have a non-interest bearing advance due on demand, a 7% convertible note payable agreement due January 1, 2014, and a 21% note payable agreement due January 1, 2014 with outstanding balances of $100,000, $50,000, and $30,000, respectively, with the BK Family Trust, of which Mr. Kennedy is an immediate family member of the trustee and beneficiary. The $12,000 note payable contained 24,000 detachable warrants to purchase one share of our common stock at no more than $0.01 per share with no vesting requirement and a term of five years. The 7% convertible note payable is convertible into 142,857 shares of our common stock. As of December 31, 2012, the BK Family Trust did not exercise the conversion feature. The 21% note payable agreement has a detachable warrant feature that required us to issue, upon execution of the agreement, warrants to purchase 100,000 shares of our common stock at no more than $0.01 per share with no vesting requirement, a term of five years and an additional feature that requires us to issue one warrant to purchase one share of our common stock at no more than $0.01 per share for every $10 outstanding at the end of each month with no vesting requirement and a term of five years. In accordance with these features, we have issued 151,000 warrants to the BK Family Trust as of December 31, 2012.

We also have notes payable agreements with two of our directors Mr. Holden and Mr. Clarke. The note payable agreement with Mr. Holden is for $100,000 at 12% interest per annum and matures on April 11, 2014. Mr. Holden’s note payable is convertible into 200,000 shares of our common stock. Upon conversion of Mr. Holden’s note payable, we are required to issue Mr. Holden 150,000 warrants, each of which allows Mr. Holden to purchase one share of our common stock at $0.01 with no vesting requirement and a term of 18 months. As of December 31, 2012, Mr. Holden did not exercise the conversion feature. The note payable agreement with Mr. Clarke is for $11,000 at 12% interest per annum and matures on March 1, 2014. Mr. Clarke’s note payable agreement contains a detachable warrant feature that required us to issue, upon execution of the agreement, warrants to purchase 22,000 shares of our common stock at no more than $0.01 per share with no vesting requirement and a term of five years.

On October 1, 2011 we entered into a revolving line of credit agreement and promissory note for a $100,000 original principal amount and an interest rate of 6.0% per annum (the “LOC”). The lender was the BK Family Trust, of which Mr. Kennedy is an immediate family member of the trustee and beneficiary. Interest was required to be paid quarterly beginning January 1, 2012 through maturity date of September 30, 2013. The LOC was amended in June of 2012 such that the quarterly interest payments were not required and interest was due September 30, 2013. Upon execution and delivery of the LOC, as additional consideration, the BK Family Trust received, at no cost or expense to them, a 12.50% member interest in Echo LLC. In addition, the BK Family Trust was afforded the unconditional right, but not the obligation, at any time after the loan amount was fully drawn down, to convert the existing loan indebtedness into an additional 12.5% member interest in Echo LLC. On September 10, 2012, $110,000 of the outstanding LOC balance was converted into additional member interest of Echo LLC in accordance with the line of credit agreement. The terms of the credit agreement further stipulate the agreement is satisfied in full and of no further force or effect upon the conversion.

In addition, we have entered into a consulting agreement with RouteCloud, of which Mr. Kennedy is a shareholder, in the normal course of business. We have recognized revenue for consulting related to this agreement of $0, $0, and $47,100 for the years ended December 31, 2012 and 2011 and the period from inception (November 25, 2009) through December 31, 2012, respectively.

Further, we paid consulting fees to the Mr. Plotke totaling $165,777, $60,350, and $226,127; Mr. Kennedy totaling $252,014, $127,915, and $390,929; and Mr. van den Bossche totaling $45,000, $0, and $45,000 for the years ended December 31, 2012 and 2011 and the period from inception (November 25, 2009) through December 31, 2012, respectively.

During the year ended December 31, 2012, we received non-interest bearing advances from Mr. Kennedy and Mr. Plotke totaling $91,250 and $68,000, respectively, for working capital purposes. We repaid the advances in full with proceeds received from the $2,000,000 financing agreement.

Other than as set forth above, none of our current officers or directors have been involved in any material proceeding adverse to us or any transactions with the us or any of our directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Director Independence

During the year ended December 31, 2012, we had two independent directors on our board — Jim Holden and Daniel Clarke. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit;

(e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. In addition, the registrant’s Bylaws provide that the registrant has the authority to indemnify the registrant’s directors and officers and may indemnify the registrant’s employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. The registrant is also empowered under the registrant’s Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov. We maintain a website at http://www.echoautomotive.com/.

FINANCIAL STATEMENTS

Our interim consolidated financial statements as of and for the three and nine month periods September 30, 2013 and audited financial statements for the fiscal years ended December 31, 2012 and 2011 are included herewith.

Echo Automotive, Inc.
Index to the Consolidated Financial Statements

Contents	Page(s)
Condensed Consolidated Balance Sheets as of September 30, 2013 and December 31, 2012	F-2
Condensed Consolidated Statements of Operations for the three months ended September 30, 2013, the nine months ended September 30, 2013, and period from Inception to September 30, 2013	F-3
Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for the three months ended September 30, 2013, the nine months ended September 30, 2013, and period from Inception to September 30, 2013	F-4
Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 2013, the nine months ended September 30, 2013, and period from Inception to September 30, 2013	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-14
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-15
Consolidated Statements of Operations for the years ended December 31, 2012 and 2011, and period from Inception to December 31, 2012	F-16
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2012 and 2011	F-17
Consolidated Statements of Cash Flows for the years ended December 31, 2012 and 2011, and the period from Inception to December 31, 2012	F-18
Notes to Consolidated Financial Statements	F-19

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)

Condensed Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash	$245,605	$1,879
Other current assets	74,400	59,027
Total current assets	320,005	60,906
Property and equipment, net	758,460	154,497
Intangibles, net	3,313,894	47,500
Total assets	$4,392,359	$262,903
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$153,473	$210,760
Accounts payable–related party	27,073	—
Bank overdraft	—	37,616
Accrued liabilities	344,826	189,450
Related party advances	126,603	100,000
Current portion of notes payable, net of debt discount of $18,557 and $0 for September 30, 2013 and December 31, 2012, respectively	691,443	150,000
Total current liabilities	1,343,418	687,826
Long-term portion of notes payable, net of current portion and debt discount of $480,716 and $9,214 for September 30, 2013 and December 31, 2012, respectively	549,284	581,786
Total liabilities	1,892,702	1,269,612
Contingencies and commitments
Stockholders’ equity (deficit):
Common stock, par value $.001, 650,000,000 shares authorized; 86,527,778 and 75,000,000 issued and outstanding at September 30, 2013 and December 31, 2012, respectively	86,528	75,000
Additional paid in capital	9,085,015	2,060,417
Stock subscription	(527,211)	(434,507)
Accumulated deficit	(6,144,675)	(2,707,619)
Total stockholders’ equity (deficit)	2,499,657	(1,006,709)
Total liabilities and stockholders’ equity (deficit)	$4,392,359	$262,903

The accompanying notes are an integral part of these condensed consolidated financial statements.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from Inception (November 25, 2009) to September 30, 2013
	2013	2012	2013	2012
Revenue	$2,500	$—	$3,100	$6,100	$133,456
Operating expenses:
General and administrative	1,394,449	823,622	3,285,713	1,476,725	5,948,908
Selling and marketing	17,162	5,345	28,775	7,388	110,465
Total operating expenses	1,411,611	3,314,488	3,314,488	1,484,113	6,059,373
Operating loss	(1,409,111)	(828,967)	(3,311,388)	(1,478,013)	(5,925,917)
Other expense
Interest expense	68,130	21,218	125,668	43,696	218,758
Total other expense	68,130	21,218	125,668	43,696	218,758
Loss before taxes	(1,477,241)	(850,185)	(3,437,056)	(1,521,709)	(6,144,675)
Income tax provision	—	—	—	—	—
Net loss	$(1,477,241)	$(850,185)	$(3,437,056)	$(1,521,709)	$(6,144,675)
Net loss per share
Basic and diluted	$(0.02)	$(0.03)	$(0.04)	$(0.05)
Weighted average common shares outstanding
Basic and diluted	81,227,959	33,974,746	77,959,605	28,688,507

The accompanying notes are an integral part of these condensed consolidated financial statements.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
(unaudited)

	Common Stock		Additional Paid In Capital	Stock Subscriptions	Accumulated Deficit	Total
	Shares	Amount
Balance at November 25, 2009	—	$—	$—	$—	$—	$—
Member contributions	800,288	800	2,524	—	—	3,324
Net loss	—	—	—	—	(5,555)	(5,555)
Balance at December 31, 2009	800,288	800	2,524	—	(5,555)	(2,231)
Member contributions	10,810,148	10,810	34,090	—	—	44,900
Member withdrawls	(722,282)	(722)	(2,278)	—	—	(3,000)
Net loss	—	—	—	—	(38,600)	(38,600)
Balance at December 31, 2010	10,888,154	10,888	34,336	—	(44,155)	1,069.00
Member contributions	15,128,188	15,128	47,707	—	—	62,835
Net loss	—	—	—	—	(300,542)	(300,542)
Balance at December 31, 2011	26,016,342	26,016	82,043	—	(344,697)	(236,638)
Member contributions	26,483,658	26,484	83,516	—	—	110,000
Common stock of Canterbury	22,500,000	22,500	1,777,532	—	—	1,800,032
Stock subscriptions assumed in the merger	—	—	—	(434,507)	—	(434,507)
Extinguishment of related party payable	—	—	91,761	—	—	91,761
Issuance of warrants	—	—	25,565	—	—	25,565
Net loss	—	—	—	—	(2,362,922)	(2,362,922)
Balance at December 31, 2012	75,000,000	75,000	2,060,417	(434,507)	(2,707,619)	(1,006,709)
Financing agreements	5,000,000	5,000	495,000	—	—	500,000
Recognition of share issued in exchange for assets acquired	6,527,778	6,528	4,402,417	—	—	4,408,945
Stock subscription receivable			1,500,000	(1,500,000)		—
Receipt of funds on stock subscriptions	—	—	—	1,407,296	—	1,407,296
Recognition of contingent beneficial conversion feature and warrants	—	—	538,871	—	—	538,871
Shares to be issued for services	—	—	88,310	—	—	88,310
Net loss	—	—	—	—	(3,437,056)	(3,437,056)
Balance at September 30, 2013	86,527,778	$86,528	$9,085,015	$(527,211)	$(6,144,675)	$2,499,657

The accompanying notes are an integral part of these condensed consolidated financial statements.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 31,		Period from Inception (November 25, 2009) to September 30, 2013
	2013	2012
Cash flows from operating activities:
Net loss	$(3,437,056)	$(1,521,709)	$(6,144,675)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	280,451	24,369	324,192
Accretion of debt discount	48,812	—	65,163
Shares issuable for services rendered	88,310	—	88,310
Changes in operating assets and liabilities:
Accounts receivable	—	—
Other current assets	(15,373)	(46,827)	(74,400)
Accounts payable	(57,287)	74,151	142,959
Accounts payable – related party	27,073	—	27,073
Bank overdraft	(37,616)	—	—
Accrued liabilities	130,376	225,649	319,826
Related party advance	26,603	—	126,603
Net cash used in operating activities	(2,945,707)	(1,244,367)	(5,124,949)
Cash flows from investing activities:
Purchases of intangibles	—	(50,000)	(50,000)
Purchases of property and equipment	(216,863)	(140,538)	(412,601)
Net cash used in investing activities	(216,863)	(190,538)	(462,601)
Cash flows from financing activities
Proceeds from stock subscriptions	1,407,296	903,000	2,875,096
Proceeds from notes payable	1,030,000	523,000	1,913,000
Principal repayments on notes payable	(31,000)	(12,000)	(63,000)
Proceeds from financing agreement	500,000	—	500,000
Proceeds from shares issuable in exchange for assets acquired	500,000	—	500,000
Advances from Company officers	—	—	159,250
Repayments to Company officers on advances	—	—	(159,250)
Capital withdrawals	—	—	(3,000)
Capital contributions	—	—	111,059
Net cash provided by financing activities	3,406,296	1,414,000	5,833,155
Increase (decrease) in cash	243,726	(20,905)	245,605
Cash, beginning of period	1,879	101,359	—
Cash, end of period	$245,605	$80,454	$245,605
Supplemental cash flow information
Shares issuable in exchange for assets acquired	$4,402,417	$—	$4,402,417
Extinguishment of related party payable	$—	$—	$91,761
Debt extinguished with issuance of company stock	$—	$110,000	$110,000
Recognition of contingent beneficial conversion feature and warrants	$538,871	$—	$564,436
Extinguishment of related party payable with stock subscription	$—	$—	$97,693

The accompanying notes are an integral part of these condensed consolidated financial statements.

ECHO AUTOMOTIVE, INC.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Note 1 — Description of Business

Canterbury Resources, Inc. (“Canterbury”) was organized under the laws of the State of Nevada on September 2, 2008. Canterbury’s initial business plan was to acquire and explore mineral properties.

Exchange Agreement

On September 21, 2012 Echo Automotive LLC (“Echo”) and DBPJ Stock Holding, LLC, sole member of Echo (the “Echo Member”) entered into an exchange agreement (the “Exchange Agreement”) with Canterbury. The Exchange Agreement resulted in the Echo Member receiving a total of 52,500,000 shares of common stock of Canterbury in exchange for 100% of the issued and outstanding units of Echo. In accordance with the terms of the Exchange Agreement, the shares received by the Echo Member represented 70% of the issued and outstanding common stock of Canterbury at the time of the Exchange Agreement. As part of the exchange, Canterbury changed its name to Echo Automotive, Inc.

Operations

Echo Automotive, Inc. (the Company) is developing a set of technologies that it believes will reduce overall fuel expenses in commercial fleet vehicles by augmenting existing powertrains with highly efficient electrical energy delivered by electric motors powered by Echo’s modular plug-in battery modules. Echo believes this technology will achieve an immediate return on investment for each individual vehicle in a fleet.

The Company’s operations have previously been funded by advances and subsequent equity conversions by the majority stockholders. Future funding is expected to be provided in part by equity investments from other accredited investors. There can be no assurance that any of these strategies will be achieved on terms attractive to us.

Note 2 — Basis of Presentation

As a result of the Exchange Agreement, Canterbury merged with Echo, with Echo being the accounting acquirer thus resulting in a reverse merger. Therefore the accompanying financial statements are on a consolidated basis subsequent to September 21, 2012, but only reflect the operations of Echo prior to September 21, 2012.

In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments, consisting of only normal recurring accruals, necessary for a fair statement of financial position, results of operations, and cash flows. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2012. The accounting policies are described in the “Notes to the Consolidated Financial Statements” in the 2012 Annual Report on Form 10-K and updated, as necessary, in this Form 10-Q. The year-end condensed consolidated balance sheet data presented for comparative purposes was derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. The results of operations for the three and nine months ended September 30, 2013 are not necessarily indicative of the operating results for the full year or for any other subsequent interim period.

The Company is a development stage company and has incurred significant losses during the three and nine months ended September 30, 2013 and 2012 and for the period from inception (November 25, 2009) through September 30, 2013 and has experienced negative cash flows from operations since inception. These circumstances result in substantial doubt as to the ability of the Company to continue as a going concern as noted in Note 11.

Note 3 — Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Echo Automotive, LLC and Advanced Technical Asset Holdings, LLC, beginning with their respective dates of acquisition. All significant intercompany accounts and transactions have been eliminated.

Fair Value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC (“ASC 820-10”), fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. When determining fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

The three levels of inputs that may be used to measure fair value are as follows:

Level 1.  Quoted prices in active markets for identical assets or liabilities.

Level 2.  Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), inputs that are other than quoted prices that are observable for the asset or liability or market corroborated inputs.

Level 3.  Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities, which may include internal data or valuation data received from the security issuer.

The Company’s financial instruments include cash, accounts payable, accrued liabilities, related party advances, and notes payable. The carrying value of these instruments approximates fair value due to the short-term nature of such instruments. The Company used inputs that would qualify as Level 2 inputs to make its assessment of the approximate fair value of the notes payable.

Note 4 — Balance Sheet Information

Balance sheet information is as follows:

	September 30, 2013	December 31, 2012
Property and equipment, net:
Office equipment/computer	$108,967	$18,863
Prototype Vehicles	615,945	95,669
Equipment and tools	199,415	81,206
	$924,327	$195,738
Less: Accumulated depreciation	(165,867)	(41,241)
	$758,460	$154,497
Intangible assets, net:
Intangible assets	$3,474,719	$52,500
Less: Accumulated amortization	(160,825)	(5,000)
	$3,313,894	$47,500
Accrued liabilities:
Accrued expenses	$191,703	$112,711
Accrued interest	153,123	76,739
	$344,826	$189,450

Note 5 — Asset Acquisition

Bright Automotive, Inc. (“Bright”) was established in 2008 as an offspring of the non-profit Rocky Mountain Institute to commercialize and develop the IDEA plug-in hybrid electric fleet vehicle. Bright ceased operations in March 2012 after failing to obtain a loan through the Advanced Technology Vehicles Manufacturing Loan Program. The Company successfully hired key members of the Bright team and acquired certain facilities and intellectual property in a bid to accelerate EchoDriveTM’s commercialization in spring of 2012. In the first quarter of 2013, Bright’s assets, including all of its intellectual properties and patents, were auctioned off and were purchased by Advanced Technical Asset Holdings, LLC (“ATAH”), a company wholly owned by a shareholder and debt holder of the Company, for a total purchase price of $500,000, comprised of $250,000 of cash and $250,000 of promissory notes. As part of the asset acquisition between Bright and ATAH, Bright is due 277,778 shares of the Company’s common stock within 12 months of the date of the execution of the agreement. Additionally, $25,000 and 27,778 shares of the Company’s common stock were due within 90 days of the execution of the agreement for the satisfactory transfer of the intellectual property and all the rights and privileges associated with the intellectual property. The $25,000 and a combined fair value of $326,945 for the 305,556 shares that ATAH is obligated to issue to Bright as of the acquisition date pursuant to the agreement were recorded as a liability by ATAH. The value of the shares was based on the market price of the stock as of the acquisition date.

On April 5, 2013 the Company acquired all of the issued and outstanding units of ATAH for 6,000,000 shares of the Company’s common stock. The value of the shares exchanged for units of ATAH was approximately $3,120,000, which was based on the market price of the stock as of the acquisition date. As part of an exchange agreement with ATAH, the Company assumed all of the assets and liabilities described above, $100,000 cash, and a promissory note for $400,000. As of September 30, 2013, the promissory note was paid and the Company received $400,000. The $25,000 and the 27,778 shares of the Company’s common stock were not paid to Bright as of September 30, 2013. The Company has allocated the fair value of the shares exchanged based on the relative fair value of the assets that qualify for allocation. The Company has not yet issued the shares of common stock related to this transaction and has recorded such an obligation in equity. The Company determined that this transaction met the business scope exception thus asset acquisition accounting was used instead of business combination accounting.

The following table summarizes the assets and liabilities assumed:

Asset	Purchase Price	Estimated Useful Life (years)
Patents	$2,460,219	14
Cash	500,000	N/A
Show Auto (Vehicles)	492,044	5
Computer Equipment	19,682	3
Obligation to pay cash to Bright	(25,000)	N/A
Obligation to issue shares to Bright	(326,945)	N/A
Net assets	$3,120,000

License Agreement

On April 5, 2013 the Company entered into an amendment with CleanFutures (the “Amendment”) to the License Agreement dated February 1, 2012 (the “License Agreement”). The Amendment resulted from the mutual agreement with CleanFutures that the original intent of the License Agreement was not being met or adhered to. In accordance with the Amendment, the Company will issue 1,850,000 shares of the Company’s common stock to CleanFutures; in turn, the Company will receive certain rights, including perpetual use of the CleanFutures Patent and future patent(s), a non-compete agreement in which CleanFutures will not be permitted to do business with any of the Company’s competitors, and CleanFutures has agreed to certain covenants that will assure that CleanFutures will for perpetuity not interfere with the Company’s business. This Amendment superseded the existing License Agreement. The Company has not yet issued the shares of common stock related to this agreement. The fair value of the shares was $962,000 on April 5, 2013 based on stock price of $0.52 on that date and was allocated among the assets based on their relative fair values. Any assets described below that was not assigned a purchase price was considered not to have value as contemplated by the terms of the agreement. The amounts purchased were capitalized based on the market price of the stock.

The following table summarizes the assets acquired:

Intangible Asset Acquired	Purchase Price	Estimated Useful Life (years)
License Agreement	$962,000	7

The amortization expense relating to these acquisitions was $78,290 and $152,075 for the three and nine months ended September 30, 2013, respectively.

Note 6 — Related Party Transactions

Shareholders of the Company made advances of $26,603 during the nine months ended September 30, 2013 for working capital purposes. The advances are due on demand, non-interest bearing, and classified within related party advances in the accompanying condensed consolidated balance sheet as of September 30, 2013.

The Company paid consulting fees to certain shareholders and directors of the Company that amounted to $100,512 and $243,012 for the three and nine months ended September 30, 2013, respectively, and $45,604 and $95,317 for the three and nine months ended September 30, 2012, respectively. The Company paid consulting fees to certain shareholders and directors of the Company that amounted to $905,068 for the period from inception (November 25, 2009) through September 30, 2013.

The Company incurred interest expense with related parties of $4,498 and $13,411 for the three and nine months ended September 30, 2013, respectively. The Company incurred interest expense with related parties of $6,760 and $8,529 for the three and nine months ended September 30, 2012, respectively. Total interest expense with related parties for the period from inception (November 25, 2009) through September 30, 2013 was $37,647. The Company has accrued interest on related party notes payable of $37,647 and $24,236 recorded within accrued liabilities in the accompanying condensed consolidated balance sheets as of September 30, 2013 and December 31, 2012, respectively.

The shareholder associated with the $2,000,000 financing agreement discussed within Note 8 overpaid the Company $16,559 when making the final payment on the stock subscription in January 2013. Additionally, this shareholder paid for $10,514 of legal expenses on behalf of the Company. The total of these two transactions, $27,073, is included within accounts payable — related party in the accompanying balance sheet as of September 30, 2013.

Note 7 — Debt

On May 20, 2013, the Company entered into a financing and security agreement and a secured convertible subordinated promissory note with United Fleet Financing LLC “UFF” of which the sole member is a related party and also the owner of ATAH. Pursuant to the terms and conditions of this agreement, UFF has agreed to provide the Company $1,500,000 of financing for working capital. The financing will be provided to the Company in nine scheduled installments beginning June 15, 2013 and ending January 1, 2014, starting with a first installment of $166,000. Each installment payment has a term of 5 years from first installment of funding. Pursuant to the agreement UFF has the option to convert any amounts paid to the Company pursuant to the financing agreement, into common stock at a conversion price of $0.55 per share and receive up to 2,727,272 warrants, each to purchase 1.25 shares of common stock at a per share exercise price of $0.65 with a term of 18 months.

On August 1, 2013, the Company amended the $1.5 million financing and security agreement dated May 20, 2013 to change the payment schedule such that all payments are received by December 31, 2013.

As of September 30, 2013 the Company has received $830,000 in cash related to this agreement and issued 1,886,364 warrants as discussed in Note 9. A debt discount of $301,206 was recorded to reflect a beneficial conversion feature and warrants associated with the cash received. The debt discount is being amortized to interest expense until maturity or its earlier repayment or conversion. As of September 30, 2013, the Company has not issued any shares of its common stock related to this agreement.

On June 20, 2013, the Company entered into a financing and security agreement and secured a convertible promissory note (the “Emerald Note”) in the amount of $200,000 with Emerald Private Equity Fund, LLC (“Emerald”). Pursuant to the terms of the Emerald Note, Emerald agreed to provide the Company with $200,000 upon execution. In connection with this financing, Emerald received a warrant to purchase 714,286 shares of the Company’s common stock at an exercise price of $0.65 per share, exercisable over a five year term. The Emerald Note has a maturity date of five years and bears interest at 8% annually. The unpaid outstanding balance on the Emerald Note may be converted at the option of either party at a rate of two shares of the Company’s restricted common stock for each $0.70.

As of September 30, 2013, the Company has received $200,000 in cash related to this agreement and issued 714,286 warrants as discussed in Note 9. A debt discount of $200,000 was recorded to reflect a beneficial conversion feature and warrants associated with the cash received. The debt discount is being amortized to interest expense until maturity or its earlier repayment or conversion. As of September 30, 2013, the Company has not issued any shares of its common stock related to this agreement.

Note 8 — Equity

$2,000,000 Financing Agreement

In May 2012, the Company entered into a financing agreement to raise up to $2,000,000 through the sale of shares of its common stock at $0.50 per share and warrants to purchase one share of common stock of the Company with an exercise price of $0.75 per share, no vesting requirement and a term of 18 months. As of September 30, 2013, the Company had received all of the $2,000,000 and issued 4,000,000 shares of the Company’s common stock. See Note 9 for discussion on the issuance of the related warrants.

$500,000 Financing Agreement

During February and March 2013, the Company received gross proceeds of $500,000 from a private placement of 1,000,000 shares of the Company’s common stock at $0.50 per share and warrants to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to the lower (i) of $0.75 per share or (ii) the preceding 10 day volume-weighted volume average price per share of Company stock prior to the exercise date, no vesting requirement and a term of 18 months pursuant to a financing agreement with Newmarket Traders LTD.

As of September 30, 2013 the Company issued 1,000,000 shares related to this agreement. See Note 9 for discussion on the issuance of the related warrants.

$1,500,000 Securities Agreement

On May 16, 2013, the Company entered into a securities purchase agreement with UFF pursuant to which UFF agreed to provide $1,500,000 of funding to the Company for working capital in exchange for the issuance of 2,727,273 units at a price of $0.55 per unit. Each unit consists of one share of common stock and a warrant to purchase 1.25 shares of the Company’s common stock at an exercise price equal to $0.65 per share, exercisable over five years. The $1,500,000 received was recorded as stock subscription receivable.

As of September 30, 2013 the Company has received $972,789 in cash related to this agreement and issued 2,210,884 warrants as discussed in Note 9. As of September 30, 2013 the Company has not issued any shares of its common stock related to this agreement.

On July 3, 2013, as part of an equity agreement, the Company filed with the Securities Exchange Commission a Form S-1 for the registration of its Common Stock, $.001 par value. The number of shares to be registered is 11,288,094.

On October 15, 2013, Rod McKinley resigned as the Chief Financial Officer and Secretary of the Company. On September 19, 2013, as part of his resignation from the Company as its Chief Financial Officer, the Company agreed to issue 353,241 shares of common stock to him as severance. The shares were to be delivered upon his resignation. The shares were valued using the closing price of the Company’s stock on

September 19, 2013, which was $0.25. The total value of the shares of $88,310 and was recorded as an expense during the three months ending September 30, 2013. The shares were delivered to him in October 2013.

Note 9 — Warrants

As discussed in Note 8, the Company issued warrants during the nine months ended September 30, 2013. The following summarizes the warrant activity for the nine months ended September 30, 2013:

	Number of Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Intrinsic value
Outstanding at December 31, 2012	342,000	$0.01
Grants	9,879,036	0.70
Outstanding at September 30, 2013	10,221,036	$0.67	2.2	$102,375
Exercisable at September 30, 2013	10,221,036	$0.67	2.2	$102,375

The weighted-average grant date fair value for the nine months ended September 30, 2013 equaled $0.91 per share.

On January 30, 2013, the Company issued 4,000,000 warrants to Hartford Equity, Inc. in conjunction with the $2,000,000 Financing Agreement discussed within Note 8. The grant-date fair value of these warrants was $914,388, which was calculated based on a pro-rata allocation of the grant-date fair value of the stock and warrants related to the $2,000,000 Financing Agreement to the proceeds received of $2,000,000.

During February and March 2013, the Company issued a total of 1,000,000 warrants to Newmarket Traders LTD as discussed within Note 8. The grant-date fair value of these warrants was $224,298; which was calculated based on a pro-rata allocation of the grant-date fair value of the stock and warrants related to the $500,000 Financing Agreement to the proceeds received of $500,000.

In July, 2013, the Company issued a total of 714,286 warrants at an exercise price of $0.65 per share, and exercisable over a five year term relating to a $200,000 financing and security agreement and secured a convertible promissory note dated June 20, 2013 discussed in Note 7. The grant date fair value of the warrants issued was $249,638. A debt discount of $200,000 was recorded to reflect a beneficial conversion feature and warrants associated with the cash received, of which $9,205 was accreted to interest expense.

During the three months ended September 30, 2013, the Company issued 3,000 and 19,500 warrants to a related party lender and third party lender, respectively. During the nine months ended September 30, 2013 the Company issued 9,000 and 58,500 warrants to a related party lender and third party lender, respectively. The issuances were related to outstanding notes payable agreements with warrant features stating that for every $10 outstanding at the end of each calendar month the Company will issue the lender one warrant to purchase one share of the Company’s common stock at no more than $0.01 per share with no vesting requirement and a term of five years. The grant-date fair value of these warrants was $6,150 and $37,725, for the three and nine months ended September 30, 2013, respectively, which was recorded as a debt discount. During the three and nine months ended September 30, 2013, $1,354 and $11,847 of this debt discount was accreted to interest expense, respectively.

During the three and nine months ended September 30, 2013, the Company issued 1,833,611 and 2,210,884 warrants, respectively, relating to a $1.5 million securities purchase agreement with UFF entered into on May 16, 2013. The issuances were related to proceeds received of $806,789 and $972,789 for the three and nine months ended September 2013, respectively. Pursuant to the agreement, the Company receives cash in exchange for the issuance of 2,727,273 units at a price of $0.55 per unit. Each unit consists of one share of common stock and a warrant to purchase 1.25 shares of the Company’s common stock at an exercise price equal to $0.65 per share, exercisable over five years. The grant date fair value of the warrants issued for the three and nine months ended September 30, 2013 was $442,994 and $531,031, respectively, which was calculated on a pro-rata allocation of the grant date fair value of the stock and warrants related to the $1.5 million securities agreement.

During the three and nine months ended September 30, 2013, the Company issued 1,509,091 and 1,886,364 warrants, respectively, relating to a $1.5 million financing and security agreement and a secured convertible subordinated promissory note with UFF entered into on May 20, 2013. The issuances were related to proceeds received of $664,000 and $830,000 for the three and nine months ended September 30, 2013, respectively. The grant date fair value of the warrants issued for the three and nine months ended September 30, 2013 was $298,041 and $411,599, respectively, of which $205,582 and $301,206, was allocated as a debt discount and beneficial conversion for the three and nine months ended September 2013, respectively. During the three and nine months ended September 30, 2013, $10,488 and $11,285, of this debt discount was accreted to interest expense, respectively.

The warrants issued during the nine months ended September 30, 2013 were valued using the Black-Scholes pricing model with the following range of assumptions:

Black-Scholes Pricing Model Assumptions
Exercise price	$0.01 - $0.75
Stock price	$0.26 - $1.37
Volatility	153.81% - 205.42%
Risk-free interest rate	0.20% - 1.78%
Expected Term	1.5 - 5 years

Note 10 — Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. For the three and nine months ended September 30, 2013 and 2012, the assumed exercise of exercisable warrants and conversion of convertible notes payable are anti-dilutive due to the Company’s net loss and are excluded from the determination of net loss per common share — diluted. Accordingly, net loss per common share — diluted equals net loss per common share — basic in all periods presented.

The following table summarizes the potential shares of common stock that were excluded from diluted net loss per share, because the effect of including these potential shares was antidilutive:

	September 30,
	2013	2012
Convertible notes payable	3,735,044	1,175,953
Warrants	10,221,036	314,285

Note 11 — Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. For the three and nine months ended September 30, 2013, the Company had a net loss of $1,477,241 and $3,437,056, respectively, as compared to a net loss of $850,185 and $1,521,709 for the three and nine months ended September 30, 2012, respectively. Additionally, the Company has incurred a net loss of $6,144,675 for the period from inception (November 25, 2009) to September 30, 2013. As of September 30, 2013, the Company had not emerged from the development stage. These circumstances result in substantial doubt as to the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to begin operations and achieve a level of profitability. The Company intends to finance operations by issuing additional common stock, warrants and through bridge financing. The failure to achieve the necessary levels of profitability and obtain the additional funding would be detrimental to the Company. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 12 — Commitments and Contingencies

Litigation

The Company may from time to time be involved in legal proceedings arising from the normal course of business.

Note Payable Default and Dispute

On August 16, 2013, the Company received notice of a lawsuit filed in the District Court of Clark County, Nevada filed by Portofino Investments II Limited Partnership (“Portofino”) against the Company regarding a convertible loan in the principal amount of $100,000. The lawsuit alleges that the Company has failed to repay the loan amount and interest that were due to Portofino under the convertible loan and that Portofino is entitled to judgment in the full amount due under such convertible loan, in addition to costs and expenses relating to the cause of action. The Company filed an answer to the complaint and an early case conference is scheduled for November 12, 2013.

Former Service Provider Dispute

A former service provider of the Company has asserted various claims regarding the Company relating to activities that took place during 2012 and 2013. The Company has concluded an independent investigation, performed by a third party legal firm, into the merit of these claims and determined that they were either without merit or immaterial. The Company does not believe that any amounts that may potentially be paid as a result of any of these claims would have a material effect on its financial statements.

Note 13 — Subsequent Events

On October 15, 2013, Rod McKinley resigned as the Chief Financial Officer and Secretary of the Company. As part of his resignation, Mr. McKinley received 353,241 shares of common stock as severance.

On October 15, 2013, the Board appointed Todd Lawson as Chief Financial Officer and Secretary of the Company with an effective start date of October 28, 2013. Pursuant to a written agreement, Mr. Lawson will receive a base salary of $170,000 per annum along with performance based bonus compensation, and an option to purchase up to 1,000,000 shares of the Company’s common stock at the strike price of $0.26 per share. The options vest quarterly over a four year period with an initial vesting of 100,000 shares, 43,750 shares for each of quarters 1 – 12, and 93,750 shares for each of quarters 13 – 16. All of the options expire on August 14, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of

ECHO AUTOMOTIVE, INC. AND SUBSIDIARY (a development stage company)

We have audited the accompanying consolidated balance sheets of Echo Automotive, Inc. and Subsidiary (a development stage company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the two year period ended December 31, 2012 and the period from inception (November 25, 2009) through December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Echo Automotive, Inc. and Subsidiary (a development stage company) as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2012 and the period from inception (November 25, 2009) through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred net losses since its inception and has experienced liquidity problems. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

/s/ MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
April 16, 2013

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)

Consolidated Balance Sheets

	December 31,
	2012	2011
Assets
Current assets:
Cash	$1,879	$101,359
Other current assets	59,027	5,000
Total current assets	60,906	106,359
Property and equipment, net	154,497	24,906
Intangibles, net	47,500	—
Total assets	$262,903	$131,265
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$210,760	$—
Bank overdraft	37,616	—
Accrued liabilities	189,450	7,903
Related party advance	100,000	—
Current portion of notes payable	150,00	250,000
Total current liabilities	687,826	257,903
Long-term portion of notes payable, net of debt discount of $9,214 and $0 for 2012 and 2011, respectively	581,786	110,000
Total liabilities	1,269,612	367,903
Contingencies and commitments
Stockholders’ deficit:
Common stock, par value $.001, 650,000,000 shares authorized; 75,000,000 and 26,016,342 issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	75,000	26,016
Additional paid in capital	2,060,417	82,043
Stock subscription	(434,507)	—
Accumulated deficit	(2,707,619)	(344,697)
Total stockholders’ deficit	(1,006,709)	(236,638)
Total liabilities and stockholders’ deficit	$262,903	$131,265

The accompanying notes are an integral part of these consolidated financial statements.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)

Consolidated Statements of Operations

	Year ended December 31,		Inception to Date December 31, 2012
	2012	2011
Revenue	$6,100	$69,100	$130,356
Operating expenses:
General and administrative	2,275,526	344,902	2,663,192
Selling and marketing	8,309	16,837	81,693
Total operating expenses	2,283,835	361,739	2,744,885
Operating loss	(2,277,735)	(292,639)	(2,614,529)
Other expense
Interest expense	85,187	7,903	93,090
Total other expense	85,187	7,903	93,090
Loss before taxes	(2,362,922)	(300,542)	(2,707,619)
Income tax provision	—	—	—
Net loss	$(2,362,922)	$(300,542)	$(2,706,124)
Net loss per share
Basic and diluted	$(0.06)	$(0.02)
Weighted average common shares outstanding
Basic and diluted	40,463,483	19,932,819

The accompanying notes are an integral part of these consolidated financial statements.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)

Statements of Changes in Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid In Capital	Stock Subscriptions	Accumulated Deficit	Total
	Shares	Amount
Balance at November 25, 2009	—	$—	$—	$—	$—	$—
Member contributions	800,288	800	2,524	—	—	3,324
Net loss	—	—	—	—	(5,555)	(5,555)
Balance at December 31, 2009	800,288	800	2,524	—	(5,555)	(2,231)
Member contributions	10,810,148	10,810	34,090	—	—	44,900
Member withdrawals	(722,282)	(722)	(2,278)	—	—	(3,000)
Net loss	—	—	—	—	(38,600)	(38,600)
Balance at December 31, 2010	10,888,154	10,888	34,336	—	(44,155)	1,069
Member contributions	15,128,188	15,128	47,707	—	—	62,835
Net loss	—	—	—	—	(300,542)	(300,542)
Balance at December 31, 2011	26,016,342	26,016	82,043	—	(344,697)	(236,638)
Member contributions	26,483,658	26,484	83,516	—	—	110,000
Common stock of Canterbury	22,500,000	22,500	1,777,532	—	—	1,800,032
Stock subscriptions assumed in the merger	—	—	—	(434,507)	—	(434,507)
Extinguishment of related party payable	—	—	91,761	—	—	91,761
Issuance of warrants	—	—	25,565	—	—	22,565
Net loss	—	—	—	—	(2,362,922)	(2,362,922)
Balance at December 31, 2012	75,000,000	$75,000	$2,060,417	$(434,507)	$(2,707,619)	$(1,006,709)

The accompanying notes are an integral part of these consolidated financial statements.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)

Consolidated Statements of Cash Flows

	Year ended December 31,		Period from Inception to December 31, 2012
	2012	2011
Cash flows from operating activities:
Net loss	$(2,362,922)	$(300,542)	$(2,707,619)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40,647	3,094	43,741
Accretion of debt discount	16,351	—	16,351
Changes in operating assets and liabilities:
Other current assets	(54,027)	(5,000)	(59,027)
Accounts payables	200,246	—	200,246
Bank overdraft	37,616	—	37,616
Accrued liabilities	181,547	7,903	189,450
Related party advance	100,000	—	100,000
Net cash used in operating activities	(1,840,542)	(294,545)	(2,179,242)
Cash flows from investing activities:
Purchases of intangibles	(50,000)	—	(50,000)
Purchases of property and equipment	(167,738)	(28,000)	(195,738)
Net cash used in investing activities	(217,738)	(28,000)	(245,738)
Cash flows from financing activities
Proceeds from stock subscriptions	1,467,800	—	1,467,800
Proceeds from notes payable	523,000	360,000	883,000
Principal repayments on notes payable	(32,000)	—	(32,000)
Advances from Company officers	159,250	—	159,250
Repayments to Company officers on advances	(159,250)		(159,250)
Capital withdrawals	—	—	(3,000)
Capital contributions	—	62,835	111,059
Net cash provided by financing activities	1,958,800	422,835	2,426,859
(Decrease) increase in cash	(99,480)	100,290	1,879
Cash, beginning of period	101,359	1,069	—
Cash, end of period	$1,879	$101,359	$1,879
Supplemental cash flow information
Extinguishment of related party payable	$91,761	$—	$91,761
Debt extinguished with issuance of company stock	$110,000	$—	$110,000
Fair value of warrants granted and recorded as debt discount	$25,565	$—	$25,565
Extinguishment of related party payable with stock subscription	$97,693	$—	$97,693

The accompanying notes are an integral part of these consolidated financial statements.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 1 — DESCRIPTION OF BUSINESS

Canterbury Resources, Inc. (“Canterbury”) was organized under the laws of the State of Nevada on September 2, 2008. Canterbury’s initial business plan was to acquire and explore mineral properties.

Exchange Agreement

On September 21, 2012, Echo Automotive LLC (“Echo LLC”) and DBPJ Stock Holding, LLC, sole member of Echo (the “Echo LLC Member”) completed an exchange agreement (the “Exchange Agreement”) with Canterbury. At the closing of the Exchange Agreement, the Echo LLC Member received a total of 52,500,000 shares of common stock of Canterbury in exchange for 100% of the issued and outstanding units of Echo LLC. In accordance with the terms of the Exchange Agreement, the shares received by the Echo LLC Member represent 70% of the issued and outstanding common stock of Canterbury. As part of the exchange, Canterbury changed its name to Echo Automotive, Inc.

Operations

Echo Automotive, Inc. (the Company) is developing a set of technologies that it believes will reduce overall fuel expenses in commercial fleet vehicles by augmenting existing powertrains with highly efficient electrical energy delivered by electric motors powered by the Company’s modular plug-in battery modules. The Company believes this technology will achieve an immediate return on investment for each individual vehicle in a fleet.

The Company’s operations have previously been funded by advances and subsequent equity conversions by the majority stockholders. Future funding is expected to be provided by private placement of the Company’s common stock and warrants to purchase shares of the Company’s common stock to accredited investors, including institutional investors, and bridge financing. There can be no assurance that any of these strategies will be achieved on terms attractive to the Company.

NOTE 2 — BASIS OF PRESENTATION

As of September 21, 2012 Canterbury merged with Echo LLC, with Echo LLC being the accounting acquirer thus resulting in a reverse merger. Therefore the accompanying financial statements are on a consolidated basis subsequent to September 21, 2012, but only reflect the operations of Echo LLC prior to the date of acquisition.

The Company is a development stage company and has incurred significant losses during the years ended December 31, 2012, and 2011 and the period from inception (November 25, 2009) through December 31, 2012. The Company has experienced negative cash flows from operations since the inception of the Company. These circumstances result in substantial doubt as to the ability of the Company to continue as a going concern. The Company will need to obtain additional funding in the future in order to finance its business strategy, operations and growth through the issuance of equity, debt or collaboration. The failure to obtain this additional funding would be detrimental to the Company. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Echo LLC, beginning with the dates of their respective acquisitions. All significant intercompany accounts and transactions have been eliminated.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2012 and 2011, cash and cash equivalents include cash on hand and cash in the bank. At times, cash deposits may exceed government-insured limits.

Long-lived Assets

The Company accounts for long-lived assets in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC 360, Property, Plant and Equipment (“FASB ASC 360”). FASB ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company did not recognize any impairment charges during the years ended December 31, 2012 and 2011 or for the period from inception (November 25, 2009) through December 31, 2012.

Intangibles

Finite-lived intangible assets include intellectual property rights and are amortized on a straight-line basis over their estimated useful lives of 10 years. The Company continually evaluates the reasonableness of the useful lives of these assets. Finite-lived intangibles are tested for recoverability whenever events or changes in circumstances indicate the carrying amounts may not be recoverable. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value determined by discounted future cash flows.

Plant, Property and Equipment

Plant, property and equipment are recorded at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets and begins when the related assets are placed in service. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals greater than $1,000 are capitalized when incurred. Plant, property and equipment are reviewed each year to determine whether any events or circumstances indicate that the carrying amount of the assets may not be recoverable.

Depreciation is provided for on the straight-line method over the following estimated useful lives:

Equipment	3 years
Vehicles	3 years
Computers and electronic equipment	3 years

Revenue Recognition

Revenue is recognized when the four criteria for revenue recognition are met: (1) persuasive evidence of an arrangement exists; (2) shipment or delivery has occurred; (3) the price is fixed or determinable and (4) collectability is reasonably assured. The Company has not recognized any revenue associated with its mission as stated above in the nature of operations footnote. Miscellaneous revenue relates to consulting projects and is recorded based on the four criteria for revenue recognition.

Advertising Expense

The Company expenses advertising costs as incurred. Advertising expense charged to operating expenses was $8,309, $16,837, and $81,693 for the years ended December 31, 2012 and 2011 and for the period from inception (November 25, 2009) through December 31, 2012, respectively.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes

Income taxes are accounted for using the asset and liability method as prescribed by ASC 740 “Income Taxes”. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance would be provided for those deferred tax assets for which if it is more likely than not that the related benefit will not be realized.

A full valuation allowance has been established against all net deferred tax assets as of December 31, 2012 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, the Company determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to the Company’s ability to generate sufficient profits from the business model.

The Company is no longer subject to income tax examination by the United States federal, state or local tax authorities for years before 2008. The Company’s tax returns are open for inspection for all tax years from 2008 to present. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s provision for (benefit from) income taxes. The Company recognized no amounts for interest and penalties related to unrecognized tax benefits in 2012, 2011 and the period from inception (November 25, 2009), through December 31, 2012 and as of December 31, 2012 and 2011, had no amounts accrued for interest and penalties.

Fair Value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC (“ASC 820-10”), fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. When determining fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

The three levels of inputs that may be used to measure fair value are as follows:

Level 1.  Quoted prices in active markets for identical assets or liabilities.

Level 2.  Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), inputs that are other than quoted prices that are observable for the asset or liability or market corroborated inputs.

Level 3.  Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities, which may include internal data or valuation data received from the security issuer.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable, and debt obligations approximate fair value due to the short-term maturities of the instruments. The Company used other observable inputs that would qualify as Level 2 inputs to make its assessment of the approximate fair value of its cash, accounts payable, and debt obligations.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. For the years ended December 31, 2012 and 2011, the assumed exercise of exercisable warrants, totaling 342,000, and conversion of convertible notes payable, totaling 1,654,524, are anti-dilutive due to the Company’s net loss and are excluded from the determination of net loss per common share — diluted. Accordingly, net loss per common share — diluted equals net loss per common share — basic in all periods presented.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). This ASU represents the converged guidance of the FASB and the International Accounting Standards Board (“IASB”) (the Boards) on fair value measurement. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. ASU 2011-04 is to be applied prospectively and is effective for annual reporting periods beginning after December 15, 2011, and interim periods within those annual periods. The adoption of ASU 2011-04 did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05 Comprehensive Income (Topic 220 — Presentation of Comprehensive Income) (“ASU 2011-05”). Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is effective for annual reporting periods beginning after December 15, 2011, and interim periods within those annual periods. The adoption of ASU 2011-05 did not have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, (“ASU 2011-11”). ASU 2011-11 requires an entity to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective disclosure is required for all comparative periods presented. The adoption of ASU 2011-11 is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2012, the FASB issued ASU No. 2012-03, Technical Amendments and Corrections to SEC Sections Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (“ASU 2012-03”). This update was issued in order to codify various amendments and fions included in SEC Staff Accounting Bulletin No. 114, SEC Release 33-9250, and ASU 2010-22, Accounting for Various

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Topics: Technical Corrections to SEC Paragraphs. The amendments and corrections included in this update are effective upon issuance. The adoption of ASU 2012-03 did not have an impact on the Company’s consolidated financial statements.

In October 2012, the FASB issued ASU No. 2012-04, Technical Corrections and Improvements, (“ASU 2012-04”). This update includes source literature amendments, guidance clarification, reference corrections and relocated guidance affecting a variety of topics in the Codification. The update also includes conforming amendments to the Codification to reflect ASC 820’s fair value measurement and disclosure requirements. The amendments in this update that will not have transition guidance are effective upon issuance. The amendments in this update that are subject to the transition guidance will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 4 — OTHER CURRENT ASSETS

In the second quarter of 2012 the Company advanced the landlord in Anderson, Indiana, $50,000 to cover the landlord’s costs for the purchase of certain building and improvements from the previous tenant. In lieu of repayment, the amount due to the landlord will be applied as a credit to rent due from the Company during 2013.

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consisted of the following as of December 31:

	2012	2011
Equipment	$81,206	$—
Computers and electronic equipment	18,863	—
Vehicles	95,669	28,000
	195,738	28,000
Less: Accumulated Depreciation	(41,241)	(3,094)
	$154,497	$24,906

For the years ended December 31, 2012 and 2011 and for the period from inception (November 25, 2009) through December 31, 2012, depreciation expense was $38,147, $3,094, and $41,241, respectively.

NOTE 6 — INTANGIBLES

On June 28, 2012, the Company entered into a license agreement with Bright Automotive, Inc. (“Bright”) which provides the Company a royalty-free, perpetual, fully-paid up, worldwide, non-exclusive, non-transferable and non-sub-licensable limited license to use Bright’s Battery Management Software and CAD, and certain other intellectual property to develop, modify and/or sell, offer for sale, market, distribute, import and export derivative works. In consideration of the granting of the license, the Company paid to Bright a one-time up-front license fee in the amount of $50,000 which has been capitalized and amortized on a straight line basis over its estimated useful life ten (10) years. Management has estimated a 10 year useful life due to the risk of technological obsolescence of the intellectual property and the applications in which they are putting it in.

	December 31, 2012	December 31, 2011
Cost basis	$50,000	$—
Less: accumulated amortization	(2,500)	—
	$47,500	$—

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 6 — INTANGIBLES  – (continued)

For the years ended December 31, 2012 and 2011 and for the period from inception (November 25, 2009) through December 31, 2012, amortization expense was $2,500, $0, and $2,500, respectively. Future amortization is expected to be as follows:

2013	$5,000
2014	5,000
2015	5,000
2016	5,000
2017	5,000
Thereafter	22,500
$47,500

NOTE 7 — RELATED PARTY TRANSACTIONS

In accordance with the Exchange Transaction, the Echo LLC Member received 52,500,000 shares of Company common stock, representing 70% of the issued and outstanding common stock of the Company. Jason Plotke is the Chief Executive Officer and Chairman of the Echo LLC Member and William D. Kennedy is the Chief Financial Officer and Secretary of the Echo LLC Member.

In conjunction with the Exchange Agreement, no interest, demand advances were made by the former CEO of Canterbury totaling $91,761 and other legal, accounting, and transaction services of $97,693 related to the Exchange Agreement that were paid for by stockholders of the Company. During December 2012, the demand advances were forgiven by the former CEO of Canterbury. The Company wrote off the advances and treated the extinguishment of the obligations as an equity contribution with an increase to additional paid in capital. The transaction services of $97,693 related to expenses paid for by stockholders of the Company is included within stock subscription in the accompanying balance sheet as of December 31, 2012.

The immediate family of one of the members of Echo LLC made an advance of $100,000 during the fourth quarter of fiscal year 2012 for working capital purposes. The advance is due on demand, non-interest bearing, and classified within related party advance in the accompanying balance sheet as of December 31, 2012.

During the year ended December 31, 2012, the Company received non-interest bearing advances from stockholders of the Company totaling $159,250. The Company repaid the advances in full with proceeds received from the $2,000,000 financing agreement described in Note 10.

The Company paid consulting fees to certain owners of the Company that amounted to $462,791 and $188,265 for the years ended December 31, 2012 and 2011 and $662,056 for the period from inception (November 25, 2009) through December 31, 2012.

As noted above within Note 12 the Company has employment contracts with certain employees.

The Company also has a consulting agreement with RouteCloud which has related ownership to its Chief Executive Officer. The Company has entered into certain transactions in the normal course of business with RouteCloud and has recognized revenue for consulting related to these transactions of $0 and $0 for the years ended December 31, 2012 and 2011, respectively and $47,100 for the period from inception (November 25, 2009) through December 31, 2012.

See Note 8 for additional discussion on related party notes payable agreements.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 8 — DEBT

Debt consisted of the following as of December 31:

	2012	2011
Line of credit – related party	$—	$110,000
Notes payable
7% note payable issued March 30, 2011, principal and interest due December 31, 2013.	50,000	50,000
7% convertible note payable with related party issued March 31 2012, principal and interest due January 1, 2014.(1)	50,000	—
7% convertible note payable issued July 27, 2012, principal and interest due July 27, 2014.(1)	150,000	—
12% note payable with related party issued August 31, 2012, principal and interest due March 1, 2014, containing a warrant feature which requires the Company to issue warrants to purchase 22,000 shares of the Company’s common stock at no more than $0.01 per share with a term of five years.(2)	11,000	—
12% convertible note payable issued October 25, 2012, principal and interest due January 1, 2014. The conversion feature enables either the Company or the lender to convert the outstanding balance into shares of the Company’s common stock at a rate of one share per $0.50 of converted dollars. Upon conversion of the note, the Company shall issue the lender 30,000 warrants, each of which allows the lender to purchase one share of the Company’s common stock at $0.01, with a term of 18 months.	25,000	—
12% convertible note payable with related party issued April 11, 2012, principal and interest due April 11, 2014. The conversion feature enables either the Company or the lender to convert the outstanding balance into shares of the Company’s common stock at a rate of one share per $0.50 of converted dollars. Upon conversion of the note, the Company shall issue the lender 150,000 warrants, each of which allows the lender to purchase one share of the Company’s common stock at $0.01, with a term of 18 months.	100,000	—
12% note payable with related party issued November 11, 2011, principal and interest due January 1, 2014. The conversion feature enables either the Company or the lender to convert the outstanding balance into shares of the Company’s common stock at a rate of one share per $0.375 of converted dollars.	100,000	100,000
12% convertible note payable issued December 1, 2011, principal and interest due December 1, 2012.(4)	100,000	100,000
12% convertible note payable issued May 30, 2011, principal and interest due January 1, 2014.(1)	60,000	—
21% note payable issued July 13, 2012, principal and interest due January 1, 2014, containing a warrant feature which requires the Company to issue warrants to purchase 100,000 shares of the Company’s common stock at no more than $0.01 per share with a term of five years.(3)	30,000	—
21% note payable issued July 13, 2012, principal and interest due January 1, 2014, containing a warrant feature which requires the Company to issue warrants to purchase 130,000 shares of the Company’s common stock at no more than $0.01 per share with a term of five years.(2)	65,000	—
	741,000	360,000
Less debt discount	(9,214)	—
Less current portion of notes payable	(150,000)	(250,000)
Long-term notes payable	$581,786	$110,000

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 8 — DEBT  – (continued)

(1)	The note contains a conversion feature which enables either the Company or the lender to convert the outstanding balance into common stock of the Company at a rate of one share per $0.35 of converted dollars. The conversion feature was not exercised by either party as of December 31, 2012. Upon conversion of the note, for every share issued to the lender, the lender will receive one additional warrant to purchase one share of the Company’s common stock at a strike price of $0.75 with no vesting requirement and a term of 18 months.
(2)	For every $10 outstanding at the end of each calendar month, the Company will issue the lender one warrant to purchase one share of the Company’s common stock at no more than $0.01 per share with no vesting requirement and a term of five years. As no payment was made on the referenced note payable, the lender received the maximum monthly award each month the note was outstanding. Foregoing warrants are included within warrants granted in Note 9.
(3)	For every $10 outstanding at the end of each calendar month, the Company will issue the lender one warrant to purchase one share of the Company’s common stock at no more than $0.01 per share with no vesting requirement and a term of five years. The note was issued for $50,000 and the Company subsequently repaid $20,000, with $10,000 payments in both November and December 2012. Accordingly, the lender received 5,000 warrants each month from issuance through October 2012, 4,000 warrants in November 2012, and 3,000 warrants in December 2012. Foregoing warrants are included within warrants granted in Note 9.
(4)	The note payable agreement is convertible into 395,000 shares of the Company’s common stock. However, the lender is disputing the conversion terms of the agreement. Additionally, the Company is in default with regards to the note, as the outstanding balance is past due, and has offered to repay the lender in full. The Company is attempting to utilize on-going dialogue with the lender to resolve the dispute and cure the default.

As of December 31, 2012, the convertible notes payable are convertible into 1,654,524 common shares of the Company, of which 395,000 convertible shares are currently being disputed as previously discussed, and 922,857 warrants for shares of the Company’s common stock. In accordance with generally accepted accounting principles, the Company is required to consider as of the respective issuance date whether each convertible note payable was issued with a beneficial conversion feature. A beneficial conversion feature exists if the convertible notes payable may be convertible into common stock at an effective conversion price that is lower than the market price of a share of common stock on the date of issuance. The market price of the Company’s common stock as of each issuance date was less than the respective conversion price. Accordingly, the Company determined there to be no beneficial conversion features with regards to each convertible note payable.

Interest expense incurred on all debt, which excludes the expense related to the accretion of the debt discount, was $68,836, $7,903, and $76,739 for the years ended December 31, 2012 and 2011 and for the period from inception (November 25, 2009) through December 31, 2012, respectively. Of the total interest expense incurred on all debt, approximately $22,549, $1,687, and $24,236 pertained to related party notes payable for the years ended December 31, 2012 and 2011 and for the period from inception (November 25, 2009) through December 31, 2012, respectively. Included within interest expense in the accompanying statement of operations for the year ended December 31, 2012 and the period from inception (November 25, 2009) through December 31, 2012, is $16,351 of expense related to the accretion of the debt discount recorded due to the issuance of the warrants associated with the notes payable.

Line of Credit — Related Party

On October 1, 2011, the Company entered into a revolving line of credit agreement and promissory note for a $100,000 original principal amount and an interest rate of 6.0% per annum (the “LOC”). Subsequent the execution of the promissory note, the Company borrowed an additional $10,000 under the same revolving line of credit agreement. The lender is immediate family of one of the members of Echo LLC and is considered a related party. Interest was required to be paid quarterly beginning January 1, 2012 through the maturity date

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 8 — DEBT  – (continued)

of September 30, 2013. The LOC was amended in June of 2012 such that the quarterly interest payments were not required and interest was due September 30, 2013.

Upon execution and delivery of the LOC, as additional consideration, the lender received, at no cost or expense to the lender, a twelve and one-half percent (12.50%) member interest in Echo LLC. In addition, the lender was afforded the unconditional right, but not the obligation, at any time after the loan amount was fully drawn down, to convert the existing loan indebtedness into an additional twelve and one-half (12.50%) member interest in Echo LLC. On September 10, 2012, $110,000 of the outstanding LOC balance was converted into additional member interest of Echo LLC in accordance with the line of credit agreement. Interest on the LOC was not converted and is included with accrued liabilities in the accompanying balance sheet as of December 31, 2012. The terms of the credit agreement further stipulate the agreement is satisfied in full and of no further force or effect upon the conversion.

Notes Payable

On May 30, 2012, the Company received $12,000 from a related party in exchange for a note payable that included detachable warrants. The Company issued the lender warrants to purchase 24,000 shares of the Company’s common stock at no more than $0.01 per share with no vesting requirement and a term of five years. The warrant issuance is included within warrants granted in Note 9. The note was paid in full during September 2012.

NOTE 9 — WARRANTS

The following summarizes the warrant activity for the year ended December 31, 2012:

	Number of Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Intrinsic value
Outstanding at December 31, 2011	—	$—	—	$—
Grants	342,000	$0.01
Outstanding at December 31, 2012	342,000	0.01	4.6	$246,240
Exercisable at December 31, 2012	342,000	$0.01	4.6	$246,240

Throughout 2012, the Company entered into several note payable agreements that included detachable warrants with no vesting requirements, as discussed in Note 8. The weighted-average grant-date fair value of warrants granted during the year ended December 31, 2012 was $423. The total fair value of warrants granted and vested during the year ended December 31, 2012 was $25,565; which was recorded as a debt discount by the Company. During the year ended December 31, 2012, $16,351 of the discount was accreted to interest expense. The grant-date fair value of the warrants, and thus the debt discount, was valued using the Black-Scholes pricing model with the following assumptions:

Exercise price	$0.01
Stock price	$0.00 - $0.72
Volatility	127.5% - 159.8%
Risk-free interest rate	0.26% - 0.34%
Expected Term	2.5 years

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 10 — EQUITY

At the closing of the Exchange Agreement, the Company issued a total of 52,500,000 shares of its common stock to the Echo LLC Members in exchange for 100% of the issued and outstanding units of Echo LLC. Immediately prior to the closing of the Exchange Agreement, the Company had 22,500,000 shares of common stock issued and outstanding. Immediately after the closing of the Exchange Agreement, the Company had 75,000,000 shares of common stock issued and outstanding.

In May 2012, the Company entered into a financing agreement to raise up to $2,000,000 through the sale of shares of its common stock at $0.50 per share and warrants to purchase one share of common stock of the Company with an exercise price of $0.75 per share and a term of 18 months. Prior to the closing of the Exchange Agreement, $903,000 had been received for the issuance of common stock. The cash received was advanced to Echo LLC to provide working capital to continue its operations. Subsequent to the closing of the Exchange Agreement, the $903,000 of advances were eliminated in consolidation.

In October and December 2012 the Company received an additional $465,000 for the right for 930,000 shares of common stock and $99,800 for the right for 199,600 shares of its common stock, respectively, as part of its $2,000,000 financing agreement.

The transaction services of $97,693 related to expenses paid for by stockholders of the Company, as discussed in Note 7, is included within stock subscription in the accompanying balance sheet as of December 31, 2012.

The Company has not issued any shares of its common stock related to the $2,000,000 financing agreement as of December 31, 2012. Said shares and warrants are to be issued upon receipt of the entire $2,000,000.

The remaining $434,507 was treated as a subscription receivable as of December 31, 2012 and was received in January 2013.

NOTE 11 — INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Income taxes for the year ended December 31, 2012 are summarized as follows:

2012
Current (benefit)/liability	$—
Deferred provision	—
Net income tax provision	$—

A reconciliation of the differences between the effective and statutory income tax rates for year ended December 31, 2012 is as follows:

	2012
	Amount	Percent
Federal statutory rates	$(803,393)	34.0%
State statutory rates	(165,405)	7.0%
Income passed through to owners	626,177	(26.0)%
Other	(45,553)	1.9%
Changes in valuation allowance	342,621	(15.0)%
Effective rate	$—	0%

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 11 — INCOME TAXES  – (continued)

At December 31, 2012 deferred income tax assets and liabilities were comprised of:

2012
Deferred tax assets (liabilities) – current	$—
Deferred tax assets (liabilities) – long-term:
Net operating loss carryforwards	428,547
Total net deferred tax assets	428,547
Valuation allowance	(428,547)
Net deferred tax assets	$—

The Company has recorded as of December 31, 2012 a valuation allowance of $428,547, as it believes that it is more-likely-than-not that the deferred tax assets will not be realized in future years. Management has based its assessment on available historical and projected operating results. The valuation allowance for Canterbury Resources Inc., currently known as Echo Automotive Inc., as of December 31, 2011 equaled $38,097.

The Company has net operating loss carry-forwards totaling approximately $1,103,000 which expire between 2028 and 2032 and 2013 and 2032 for federal and state purposes, respectively.

Due to certain significant changes in ownership during the year ended December 31, 2012, some of the net operating losses are subject to limitation under Internal Revenue Code 382.

Amounts for 2011 are not included in the above as Echo LLC was not subject to such taxation prior to the execution of the Exchange Agreement.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company may from time to time be involved in legal proceedings arising from the normal course of business. There are no pending or threatened legal proceedings as of December 31, 2012.

Building Lease

The Company entered into two lease agreements to occupy lab facilities. The lease terms began on April 2012 and June 2012, respectively and both leases end on March 2014. The Company has the option to renew the facility leases for five subsequent two year periods. The Company also entered into a lease agreement to occupy its corporate headquarters in Scottsdale, AZ. The lease terms began on July 2012 and ended on November 2012. Starting in December 2012, the headquarters lease became a month-to-month lease with monthly rent approximating $1,000.

Future minimum rental payments required under the leases are as follows for the years ended December 31:

Year ended
December 31, 2013	$113,892
December 31, 2014	28,680
Total	$142,572

Rent expense amounted to $77,045 and $0 for the years ended December 31, 2012 and 2011, respectively, and $77,045 for the period from inception (November 25, 2009) through December 31, 2012.

Effective March 2013, the Company entered into a new lease agreement for its corporate headquarters. The term of the lease is 39 months obligations for 2013, 2014, 2015, and 2016 are $17,362, $61,331, $71,402, and $30,064, respectively.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 12 — COMMITMENTS AND CONTINGENCIES  – (continued)

License Agreements

On February 1, 2012, the Company entered into a license agreement with CleanFutures (“CF”), for use of their intellectual property in exchange for a combination of royalties and warrants.

The Company and CF determined that the original intent of the license agreement was not being met or adhered to. Therefore, the Company and CF voluntarily negotiated and on April 5, 2013 mutually agreed upon a revised license agreement that is more aligned with the actual metrics of the Company’s relationship with CF and superseded the agreement entered into on February 1, 2012. As part of the revised license agreement, the royalty payments and agreement to issue warrants noted above, were replaced by a promissory note issued by the Company for 1,850,000 shares of the Company’s restricted common stock. Considering the foregoing, the Company did not record royalty expense for the years ended December 31, 2012 and 2011 or for the period from inception (November 25, 2009) through December 31, 2012. See Note 15: Subsequent Events.

On June 28, 2012, the Company entered into a license agreement with Bright Automotive, Inc. (“Bright”) which provides Echo LLC a royalty-free, perpetual, fully-paid up, worldwide, non-exclusive, non-transferable and non-sub-licensable limited license to use Bright’s Battery Management Software and CAD, and certain other intellectual property of Bright to develop, modify and/or sell, offer for sale, market, distribute, import and export derivative works. In consideration of the granting of the license, the Company paid to Bright a one-time up-front license fee in the amount of $50,000 which has been capitalized and depreciated over its estimated useful life of 10 years.

Employment Agreements

On April 21, 2012 the Company entered into an executive employment agreement with William Daniel Kennedy (the “Kennedy Agreement”), in connection with his service as Chief Executive Officer of the Company. In accordance with the Kennedy Agreement, Mr. Kennedy shall be entitled to a base salary of $220,000 per year.

On April 21, 2012 the Company entered into an executive employment agreement with Jason Plotke (the “Plotke Agreement”), in connection with his service as President of Echo LLC. In accordance with the Plotke Agreement, Mr. Plotke shall be entitled to a base salary of $200,000 per year.

On July 1, 2012 the Company entered into an executive employment agreement with Patrick van den Bossche (the “van den Bossche Agreement”), in connection with his service as Chief Operating Officer and Managing Director of the Company. In accordance with the van den Bossche Agreement, Mr. van den Bossche shall be entitled to a base salary of $120,000 per year.

NOTE 13 — SEGMENT INFORMATION

The Company operates only one reporting segment.

NOTE 14 — GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended December 31, 2012, the Company had a net loss of $2,362,922 as compared to a net loss of $300,542 for the year ended December 31, 2011. As of December 31, 2012, the Company has not emerged from the development stage. These circumstances result in substantial doubt as to the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to begin operations and achieve a level of profitability. The Company intends to finance operations by issuing additional common stock, warrants and through bridge financing. The failure to achieve the necessary levels of profitability and obtain the additional funding would be detrimental to the Company. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

ECHO AUTOMOTIVE, INC.
(A Development Stage Company)
Notes to the consolidated financial statements

NOTE 15 — SUBSEQUENT EVENTS

On April 5, 2013, the Company and CleanFutures came to mutual agreement on a replacement agreement in which the Company will provide a promissory note for 1,850,000 of restricted Company shares and the Company in turn will receive certain rights including perpetual use of the CleanFutures Patent and future Patent(s), a non-compete agreement in which CleanFutures will not be permitted to do business with any Company competitors, and CleanFutures has agreed to certain covenants that will assure that CleanFutures will for perpetuity not interfere with the Company’s business. This agreement superseded the existing license agreement between the Company and CleanFutures.

In January 2013, the Bright assets, including all of its intellectual properties and patents, were auctioned off and were purchased by a third party entity. This third party entity has agreed to negotiate on a contractual relationship with the Company to give the Company access to the Bright assets. The contractual relationship will be evaluated as a potential variable interest entity.

Subsequent to the fiscal year ended December 31, 2012, in the first quarter 2013, the Company received gross proceeds of $500,000 from a private placement of 1,000,000 shares of the Company’s common stock and warrants to purchase 1,000,000 shares of the Company’s common stock with an exercise price of $0.75 per share pursuant to a financing agreement with Newmarket Traders LTD.

NOTE 16 — EVENT SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR’S REPORT (UNAUDITED)

On August 16, 2013, the Company received notice of a lawsuit filed in the District Court of Clark County, Nevada filed by Portofino Investments II Limited Partnership (“Portofino”) against the Company regarding a convertible loan in the principal amount of $100,000. The lawsuit alleges that the Company has failed to repay the loan amount and interest that were due to Portofino under the convertible loan and that Portofino is entitled to judgment in the full amount due under such convertible loan, in addition to costs and expenses relating to the cause of action. The Company filed an answer to the complaint and an early case conference is scheduled for November 12, 2013.

A former service provider of the Company has asserted various claims regarding the Company relating to activities that took place during 2012 and 2013. The Company has concluded an independent investigation, performed by a third party legal firm, into the merit of these claims and determined that they were either without merit or immaterial. The Company does not believe that any amounts that may potentially be paid as a result of any of these claims would have a material effect on its financial statements.